UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NATIONAL CINEMEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Notice of Annual Meeting of Stockholders to be held on May 1, 2012

You are cordially invited to attend the Annual Meeting of Stockholders of National CineMedia, Inc., which will be held at United Artists Theatre Meadows 12, 9355 Park Meadows Drive, Littleton, Colorado 80124 on May 1, 2012 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect four directors to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To approve the National CineMedia, Inc. 2012 Performance Bonus Plan;

3.	Advisory approval of the Company’s executive compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2012 fiscal year ending December 27, 2012; and

5.	To transact such other business as may properly come before the meeting.

The close of business on March 12, 2012 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

Consistent with prior years, we are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process should continue to provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The Proxy Statement and Annual Report for the fiscal year ended December 29, 2011 are available at www.edocumentview.com/ncmi.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive on the Notice of Internet Availability of Proxy Materials as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Please note that the rules governing brokers have changed recently. Brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Ralph E. Hardy

Executive Vice President, General Counsel

and Secretary

Centennial, Colorado

March 20, 2012

Shares Outstanding and Voting Rights	1
Costs of Solicitation
Annual Report
Voting Securities and Principal Holders	2
Beneficial Ownership
Proposal 1 – Election of Directors	5
Business Experience of the Nominees
Board Composition
Company Leadership Structure
Board’s Role in Risk Oversight
Compensation Risk Assessment
Meetings of the Board of Directors and Standing Committees
Stockholder Communications
Vote Required
Recommendation
Proposal 2 – Approval of the National CineMedia, Inc. 2012 Performance Bonus Plan	14
General
Summary of the Performance Bonus Plan
Federal Income Tax Consequences
New Plan Benefits
Vote Required
Recommendation
Equity Incentive Plan Information	18
Proposal 3 – Advisory Approval of the Company’s Executive Compensation	19
Vote Required
Recommendation
Proposal 4 – Ratification of Independent Auditors	20
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Fees Paid to Independent Auditors
Pre-Approval Policies and Procedures
Vote Required
Recommendation
Audit Committee Report	21
Compensation Committee Report	22
Compensation of Executive Officers	22
Compensation Committee Interlocks and Insider Participation
Compensation Discussion and Analysis	23
Executive Summary
Compensation Philosophy
Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation
Elements of Compensation
Compensation Decisions for 2012
Fiscal 2011 Summary Compensation Table
Fiscal 2011 Grants of Plan Based Awards
Non-Equity Incentive Plan Awards
Equity Incentive Plan Awards
Outstanding Equity Awards at December 29, 2011
Option Exercises and Stock Vested at December 29, 2011
Potential Payments Upon Termination or Change in Control
Employment Agreements
Director Compensation

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE 2012

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, or the “Company”), for use at the 2012 Annual Meeting of Stockholders to be held at United Artists Theatre Meadows 12, located at 9355 Park Meadows Drive, Littleton, Colorado 80124, on May 1, 2012, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy are first being made available to stockholders on or about March  20, 2012.

SHARES OUTSTANDING AND VOTING RIGHTS

Our board of directors has fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 56,066,909 shares were outstanding as of the close of business on the record date, which includes 1,658,673 shares of unvested restricted stock with voting rights. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

At the Annual Meeting, stockholders will vote on four proposals: to elect four directors to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1); to approve the National CineMedia, Inc. 2012 Performance Bonus Plan (Proposal 2); advisory approval of the Company’s executive compensation (Proposal 3); and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2012 fiscal year ending December 27, 2012 (Proposal 4).

Stockholders representing a majority in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. The affirmative vote of the holders of a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve the election of each nominee named in Proposal 1. Under the Delaware General Corporation Law (“DGCL”) and our Bylaws and Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 2, 3 and 4.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have no effect. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called “broker non-votes”), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of such proposals. Pursuant to the FINRA Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote shares without customer direction, however brokers are no longer permitted to vote shares for the election of directors in this manner. Brokers also will not be permitted to vote shares with respect to the advisory approval of the Company’s executive compensation without customer direction. Therefore, we urge you to give voting instructions to your broker on all four proposals. Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal. Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposals 1 through 3, which are considered non-routine matters. Proposal 4 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from Proposal 4.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2011 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 29, 2011, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or at telephone number (303) 792-3600 or (800) 828-2828. You may also view the Annual Report at http://www.NCM.com at the Investor Relations link. The Annual Report does not form any part of the materials for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 12, 2012, the percentage of beneficial ownership for NCM, Inc. is based on 54,408,236 shares of common stock outstanding (excluding unvested restricted stock) and 111,288,200 membership units outstanding for NCM LLC, of which

54,408,236 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405. The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2012, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our directors and nominees for director; and

•	all directors and executive officers as a group.

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of Class
Five Percent Stockholders
American Multi-Cinema, Inc. and Affiliates (2)	—	17,323,782	24.2%
Cinemark Holdings, Inc. (3)	—	17,495,920	24.3%
Regal Entertainment Group and Affiliates (4)	—	22,060,262	28.8%
Janus Capital Management LLC (5)	5,213,088	—	9.6%
Janus Triton Fund (5)	2,971,930	—	5.5%
BlackRock, Inc. (6)	4,365,728	—	8.0%
AllianceBernstein LP (7)	4,122,667	—	7.6%
Ameriprise Financial, Inc. and Related (8)	3,419,446	—	6.3%
Baron Capital Group, Inc. and Affiliates (9)	2,900,000	—	5.3%
TimesSquare Capital Management, LLC (10)	2,825,600	—	5.2%

Directors and Executive Officers
Kurt C. Hall (11)	1,268,573	—	2.3%
Clifford E. Marks (12)	335,819	—	*
Gary W. Ferrera (13)	320,772	—	*
Ralph E. Hardy (14)	165,435	—	*
Earl B. Weihe (15)	88,066	—	*
Gerardo I. Lopez	0	—	0%
Amy E. Miles	0	—	0%
Lee Roy Mitchell	0	—	0%
Lawrence A. Goodman	9,007	—	*
David R. Haas	25,587	—	*
James R. Holland, Jr.	19,587	—	*
Stephen L. Lanning	11,126	—	*
Edward H. Meyer	13,126	—	*
Scott N. Schneider	19,587	—	*
All directors, nominees for director and executive officers as a group (14 persons)	2,276,685	—	4.2%

*	Less than one percent.
(1)

NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC chose to redeem all of its NCM LLC common membership units and we elected to issue shares of NCM, Inc. common stock in redemption of all of the units, AMC would receive 17,323,782 shares of NCM, Inc. common stock, Cinemark would receive 17,495,920 shares of NCM, Inc. common stock and Regal would receive 22,060,262 shares of NCM, Inc. common stock. These share amounts would represent 15.6%, 15.8% and 19.9%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units are converted into our common stock.
(2)	Includes American Multi-Cinema, Inc., AMC Entertainment Inc., Marquee Holdings Inc. and AMC Entertainment Holdings, Inc. The address of these stockholders is 920 Main Street, Kansas City, Missouri 64105. Represents beneficial ownership as of March 17, 2011 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on March 23, 2011.
(3)	Includes Cinemark Holdings, Inc., Cinemark USA Inc and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of March 17, 2011 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on March 21, 2011.
(4)	Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas Corp and Regal Cinemas Inc. at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202. Represents beneficial ownership as of March 17, 2011 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on March 21, 2011.
(5)	The address of these stockholders is 151 Detroit Street, Denver, Colorado 80206. Represents beneficial ownership as of December 31, 2011 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 14, 2012.
(6)

The address of this stockholder is 40 East 52nd Street, New York, New York 10022. Represents beneficial ownership as of December 30, 2011 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 9, 2012.

(7)	The address of this stockholder is 1345 Avenue of the Americas, New York, New York 10105. Represents beneficial ownership as of December 31, 2011 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2012.
(8)	Includes Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. The address of these stockholders is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474 and 225 Franklin Street, Boston, Massachusetts 02110, respectively. Represents beneficial ownership as of December 31, 2011 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 13, 2012.
(9)

Includes Baron Capital Group, Inc., BAMCO Inc, Ronald Baron and Baron Small Cap Fund. The address of these stockholders is 767 Fifth Avenue, 49th floor, New York, New York 10153. Represents beneficial ownership as of December 31, 2011 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2012.

(10)

The address of this stockholder is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036. Represents beneficial ownership as of December 31, 2011 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 8, 2012.

(11)	Includes 965,973 stock options that were vested and exercisable within 60 days of March 12, 2012.
(12)	Includes 298,542 stock options that were vested and exercisable within 60 days of March 12, 2012.
(13)	Includes 287,919 stock options that were vested and exercisable within 60 days of March 12, 2012.
(14)	Includes 148,805 stock options that were vested and exercisable within 60 days of March 12, 2012.
(15)	Includes 83,443 stock options that were vested and exercisable within 60 days of March 12, 2012.

To our knowledge, none of our officers or directors has pledged any of his shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of ten directors. Under the director designation agreement dated as of February 13, 2007, each of our founding members – AMC Entertainment Inc. and its affiliates (“AMC”), Cinemark Holdings, Inc. and its affiliates (“Cinemark”) and Regal Entertainment Group and its affiliates (“Regal”) – are permitted to appoint or designate up to two persons for nomination to election on our board of directors under the terms set forth in the agreement, one of which must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions – Director Designation Agreement.” The designees pursuant to this agreement for AMC were Edward H. Meyer and Gerardo I. Lopez; for Cinemark were James R. Holland, Jr. and Lee Roy Mitchell; and for Regal were Stephen L. Lanning and Amy E. Miles.

Our bylaws provide that directors are divided into three classes, designated as Class I, Class II and Class III. The members of each class serve for staggered three-year terms. The Class I directors were re-elected in 2011, the Class II directors were re-elected in 2009 and the Class III directors were re-elected in 2010, in each case, for a three-year term, respectively. In 2012, the Class II directors are up for re-election. At the Annual Meeting, the stockholders will elect four Class II directors to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these four nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

Business Experience of the Nominees

The names of the nominees and other information about them, such as their directorships at public companies held at any time during the past five years, if applicable and their involvement in certain legal proceedings during the past 10 years, if applicable, are set forth below. In addition, we have included information about each nominee’s specific experience, qualifications, attributes or skills that led the board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

David R. Haas. Mr. Haas has served as a director and chairman of the Audit Committee of NCM, Inc. since February 2007. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994. Mr. Haas served as a director and chair of the audit committee of Armor Holdings, Inc. until July 2007.

Mr. Haas’ experience as a former high-ranking financial executive in a media company qualifies him to serve on the board of directors, as chairman of our Audit Committee and to provide guidance to our internal audit function and financial advice to our board. In addition, Mr. Haas’ previous experience serving on several public company boards and audit committees has provided him a broad based understanding of financial risks and compliance expertise.

James R. Holland, Jr. Mr. Holland has served as lead director of NCM, Inc. since February 2007. He has been the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since September 1991, and is currently Chairman of the Board and also serves on its executive committee. He also serves as Chairman of the Board of Texas Capital Bancshares, Inc., serves as director of Placid Holding Co. and serves as Chairman of the Board of directors and on the audit and compensation committees of Hunt Midwest Enterprises, Inc.

Mr. Holland has demonstrated leadership abilities and extensive knowledge of complex financial and operational issues facing public companies. In addition, his experience as a board and audit committee member and as chief executive officer of various companies, as well as his financial expertise, brings necessary skills and viewpoints to the board.

Stephen L. Lanning. Mr. Lanning has served as a director and chairman of the Nominating and Governance Committee of NCM, Inc. since February 2007. Prior to his retirement in 2009, he served with URS Corp. EG&G Division from 2006 to 2009 as an independent consultant and Director of Space and Information Operations Strategic Business Element. Mr. Lanning served in the United States Air Force from 1977 until 2006 when he retired as a Brigadier General. From 2005 to 2006, Mr. Lanning was the Director, Logistics and Warfighting Integration, and Chief Information Officer for the United States Air Force Space Command. Mr. Lanning was a Principal Director of the Defense Information Systems Agency from 2002 to 2005.

Mr. Lanning has significant experience in technology, operational leadership and policy development combined with his drive for innovation and excellence, which positions him well to serve as our governance committee chairman. Mr. Lanning’s background allows him to share best practices with our board of directors. His years of serving in the military have given him valuable knowledge and perspective.

Edward H. Meyer. Mr. Meyer has served as a director of NCM, Inc. since February 2007. Mr. Meyer founded Ocean Road Advisors, Inc., an investment management company, in January 2007, and currently serves as Chairman and Chief Executive Officer. He was Chairman, Chief Executive Officer and President of advertising agency Grey Global Group, Inc. from 1972 to December 2006. Mr. Meyer also serves as a director and member of the compensation committee of Harman International Industries, Inc. and director and member of the compensation committee of Retail Opportunity Investments Corp., as well as various privately held organizations.

Mr. Meyer’s senior executive positions in advertising and investment management give him the experience to critically review the various business considerations necessary to run a business such as ours. Mr. Meyer is able to offer the board sound business and financial strategies. This, combined with his many years of experience, makes him a valued contributor to the Company.

Board Composition

Shown below are the names and ages, as of March 12, 2012, of the ten members of our current board of directors.

Name	Age	Position
Kurt C. Hall	52	President, Chief Executive Officer and Chairman (Class I)
Lawrence A. Goodman	57	Director (Class I)
David R. Haas	70	Director (Class II)
James R. Holland, Jr.	68	Director (Class II)
Stephen L. Lanning	58	Director (Class II)
Gerardo I. Lopez	52	Director (Class III)
Edward H. Meyer	85	Director (Class II)
Amy E. Miles	45	Director (Class III)
Lee Roy Mitchell	75	Director (Class III)
Scott N. Schneider	54	Director (Class I)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our board, including their directorships at public companies held at any time during the past five years, if applicable and their involvement in certain legal proceedings during the past 10 years, if applicable. In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Kurt C. Hall. Mr. Hall was appointed President, Chief Executive Officer and Chairman of NCM, Inc. in February 2007 and held those same positions with NCM LLC since March 2005. He has also served as Chairman, President and Chief Executive Officer of NCM, Inc. since October 2006. Prior to his current position, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary Regal CineMedia Corporation. Since 1988, Mr. Hall has held various executive positions with United Artists Theatre Company, and its predecessor companies, including CFO and then CEO prior to it becoming part of Regal Entertainment Group in 2002. Mr. Hall served on the board of directors of IdeaCast, Inc. and on its compensation committee from 2007 until 2009. In 2009, upon the restructuring of IdeaCast, Inc. and the merger of certain assets into RMG Networks, Inc., Mr. Hall joined the board of directors of RMG Networks, Inc. and serves as a member of its compensation committee.

Mr. Hall has contributed significantly to the founding and development of the Company since its inception. He has extensive experience in the theatre exhibitor business and is familiar with all aspects of the Company, including its management, operations and financial requirements and brings exceptional leadership and financial skills to the Company. Mr. Hall’s extensive theatre operating and finance experience provides insight and continuity in its strategic, operational and financial management.

Lawrence A. Goodman. Mr. Goodman has been a director and chairman of the Compensation Committee of NCM, Inc. since February 2007. Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and has served as its president since inception. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc. Mr. Goodman currently serves as a director of Sagacity Media and formerly served on the board of Authenticlick, Inc, which are both privately held.

Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our management and board. Mr. Goodman brings significant business experience to provide strategies and solutions to address the complex compensation environment of the media business that is required to appropriately compensate and motivate our sales personnel and executives.

Gerardo I. Lopez. Mr. Lopez has served as a director of NCM, Inc. since April 2009. Mr. Lopez is Chief Executive Officer and President of AMC Entertainment Holdings, Inc., Marquee Holdings Inc., and AMC Entertainment Inc. He has served as Chief Executive Officer and President since March 2009, when he was also elected to AMC’s board of directors. Prior to joining AMC, Mr. Lopez served as executive vice president of Starbucks Coffee Company and president of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as president at Handleman Entertainment Resources from November 2001 to September 2004. Mr. Lopez serves on the boards of AMC, National Association of Theatre Owners, Digital Cinema Implementation Partners, LLC and REI, Inc.; and previously served on the boards of TXU Corporation and Safeco Insurance.

Mr. Lopez’s education and experience in business and finance allows him to provide the board significant strategic, managerial and operational expertise. Mr. Lopez has held positions at the most senior level of public companies and is able to draw upon over 25 years of business experience, allowing him to bring a variety of perspectives to the Company. Since Mr. Lopez is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Amy E. Miles. Ms. Miles has served as a director of NCM Inc. since June 2011. Ms. Miles has served as a director and Chief Executive Officer of Regal since June 2009. Ms. Miles previously served as Regal’s Executive Vice President, Chief Financial Officer and Treasurer from March 2002 through June 2009 and in various executive roles at Regal Cinemas, Inc., Regal’s wholly owned subsidiary. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999 and was with PricewaterhouseCoopers, LLP from 1989 to 1998.

Ms. Miles has a demonstrated ability at the most senior level of a public company in the theatre industry, which gives her the ability to understand the role of the board as well as the Company and its operations. Since Ms. Miles is a board designee for one of our founding members, she brings to the board the perspective of a major stakeholder.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM, Inc. since October 2006. Mr. Mitchell has served as Chairman of the board of Cinemark USA, Inc. since March 1996 and as a Director since its inception in 1987 and Chief Executive Officer of Cinemark USA, Inc. until December 2006. Mr. Mitchell serves on the boards of Cinemark Holdings, Inc. and National Association of Theatre Owners. In addition, Mr. Mitchell serves as a director and member of the compensation committee of Texas Capital Bancshares, Inc.

Mr. Mitchell has over four decades of first-hand experience in the theatre industry and brings important theatre industry experience and institutional knowledge to the board. Mr. Mitchell’s experience enables him to share with the board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. Since Mr. Mitchell is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Scott N. Schneider. Mr. Schneider has been a director of NCM, Inc. since February 2007. Mr. Schneider became the Chief Executive Officer of AHC LLC, a financial consulting and advisory firm in October 2009. He served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, from January 2005 to September 2009. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens Communications Company. Mr. Schneider formerly served as a director of Centennial Communications Corp., Bonten Media Group, LLC and PRC, LLC. While he was serving as director, PRC, LLC filed bankruptcy proceedings in January 2008. At the request of new management to assist in evaluating financial conditions and operations, Mr. Schneider joined the board of Adelphia Communications for a one-month period prior to its bankruptcy proceedings, which were filed on June 25, 2002. Mr. Schneider resigned from the board of Adelphia Communications prior to any final determination with respect to the bankruptcy proceedings.

Mr. Schneider’s extensive experience in senior leadership positions at several public and private media companies makes him well suited to understand and advise the board on complex managerial, strategic and financial considerations. He has a strong knowledge of the nuances of financial markets and is able to provide a variety of perspectives on financial and operational issues as well as provide guidance to assist the Company with its public communications.

Our board of directors has determined that Lawrence A. Goodman, David R. Haas, James R. Holland, Jr., Stephen L. Lanning, Edward H. Meyer and Scott N. Schneider, all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director.

Company Leadership Structure

The position of Board Chairman is filled by our Chief Executive Officer. We believe this combined leadership structure promotes unified leadership and direction for the board and executive management and it conveys a singular, cohesive message to our stockholders, employees, founding members and the investment community. Our board has a very qualified lead director with many years of experience on other boards as lead director. Our lead director leads executive sessions of non-management directors at every quarterly board meeting and will preside over meetings of the entire board in the absence of the chairman. Our lead director is James R. Holland, Jr., a member of our Audit Committee.

In addition, the Company’s leadership structure is also comprised of three independent directors who serve as chairs on the board committees, as described further below. We believe this structure provides the opportunity for those independent directors to exert influence over agenda items for their respective committees and management oversight. Our lead director and other directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of communication.

Board’s Role in Risk Oversight

The board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. The board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Audit Committee is responsible for overseeing the management of financial risks. The Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire board is regularly informed of each committee’s analysis.

The Company has appointed Gary Ferrera, Executive Vice President and Chief Financial Officer, as the Chief Risk Officer. Mr. Ferrera provides quarterly updates to the board on the strategic, operational, financial, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.

Compensation Risk Assessment

We do not believe we currently have overall compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviewed the compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that the compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of the compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Meetings of the Board of Directors and Standing Committees

The board of directors held seven meetings during the fiscal year ended December 29, 2011. During our 2011 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and of the total number of meetings held by all of the committees of the board of directors on which he served. The Company does not have a policy regarding attendance by members of the board of directors at the Company’s Annual Meeting, but encourages its directors to attend. All of our directors attended our Annual Meeting of Stockholders held on April 26, 2011 except for Mr. Meyer. The three standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. We have also established a Fathom special independent committee of the board in 2010 to work with the Company’s management and the founding members that considered the restructuring of the Fathom business, consisting of Messrs. Goodman, Haas and Schneider. There were 22 meetings of the special committee during our 2011 fiscal year.

The following table shows the current membership and number of meetings held by the board and each standing committee during our 2011 fiscal year:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Kurt C. Hall				Chair
Lawrence A. Goodman		Chair	X	X
David R. Haas	Chair			X
James R. Holland, Jr.	X			X
Stephen L. Lanning		X	Chair	X
Gerardo I. Lopez				X
Edward H. Meyer		X	X	X
Amy E. Miles				X
Lee Roy Mitchell				X
Scott N. Schneider	X			X
2011 Fiscal Year Meetings and Consents	10	9	5	7

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Audit Committee

For our 2011 fiscal year, the Audit Committee consisted of David R. Haas (chairman), James R. Holland, Jr. and Scott N. Schneider. Each of the committee members was “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq. Our board of directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

The Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

The Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s responsibilities are set forth in its current charter, which was approved by the board of directors on January 8, 2008 and was most recently reviewed by the Committee in January 2012. A copy of the charter is available on our website at NCM.com at the Investor Relations link. There were ten meetings of the Audit Committee during our 2011 fiscal year.

Compensation Committee

For our 2011 fiscal year, the Compensation Committee consisted of Lawrence A. Goodman (chairman), Stephen L. Lanning and Edward H. Meyer. Each of them was “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Only members of the Compensation Committee who qualify as outside directors participate in discussions regarding awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

The Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist the board in discharging its responsibilities relating to compensation of our executives;

(2)	to administer our equity incentive plans (other than any such plan applicable only to non-employee directors); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

The Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was approved by the board of directors on January 8, 2008 and was most recently reviewed by the Committee in January 2012. A copy of the charter is available on our website at NCM.com at the Investor Relations link. There were nine meetings of the Compensation Committee during our 2011 fiscal year.

The Compensation Committee performs such functions and responsibilities enumerated in its charter as appropriate in furtherance of its purposes. The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required – under applicable law, regulation or Nasdaq rule – to be performed by independent directors.

The Compensation Committee engaged Pay Governance LLC in 2011 to assess the competitiveness of pay to our named executive officers. Pay Governance LLC made its recommendations to the Compensation Committee and board of directors in January 2012, which are described further below in “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Stephen L. Lanning (chairman), Lawrence A. Goodman and Edward H. Meyer are the current members of the Nominating and Governance Committee. All of the members of our Nominating and Governance Committee are independent as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations.

The Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become board members, and to recommend that the board select the director nominees for the next annual meeting of stockholders;

(2)	to oversee the evaluation of our management and the board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to the board such changes as it may deem appropriate.

The Nominating and Governance Committee’s responsibilities are set forth in its charter, which was approved by the board of directors on January 8, 2008 and was most recently reviewed by the Committee in January 2012. A copy of the charter as well as our Corporate Governance Guidelines is available on our website at NCM.com at the Investor Relations link. There were five meetings of the Nominating and Governance Committee during our 2011 fiscal year.

Other than the director candidates designated by our founding members, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends director nominees to our board for each annual meeting of stockholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The Nominating and Governance Committee recommends to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews such guidelines and standards and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The Nominating and Governance Committee also monitors our board of directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our board of directors in its annual review of our board of directors’ performance.

Nomination of Directors. The nominees for re-election to our board of directors at the 2012 Annual Meeting were formally nominated by the Nominating and Governance Committee and were approved by the board of directors on January 12, 2012. Messrs. Haas, Holland, Lanning and Meyer participated in the vote of the board of directors approving the director nominees.

As the need to fill vacancies arises in the future, the Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become board members for recommendation to the board. The Nominating and Governance Committee would consider potential director candidates recommended by stockholders and would use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our board of directors.

The Nominating and Governance Committee and the board of directors consider whether candidates for nomination to the board of directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of the board of directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the board of directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of our best interests and all of our stockholders, including our founding members.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Conduct. In addition to considering characteristics such as age, race, and gender, the Committee seeks nominees that will compliment the experience, knowledge and abilities of the other board members. Nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prescribed by law.

Stockholder Communications

The office of the Secretary of NCM, Inc. serves as the point of contact between the board of directors and our stockholders. The office of the Secretary shall promptly forward to the intended recipient all communications from stockholders to the board of directors generally, to members of a committee of the board of directors or to one or more directors individually, as applicable.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2

APPROVAL OF THE NATIONAL CINEMEDIA, INC.

2012 PERFORMANCE BONUS PLAN

General

The Compensation Committee of our board of directors adopted the National CineMedia, Inc. 2012 Performance Bonus Plan (the “Performance Bonus Plan”) for our executive officers on January 11, 2012, and the board approved and directed that the Performance Bonus Plan be submitted to a vote of stockholders at the Annual Meeting. We are asking stockholders to approve the Performance Bonus Plan to preserve the Company’s federal income tax deduction for performance-based compensation paid to certain of our executive officers.

Section 162(m) of the Internal Revenue Code limits the deduction that a corporation may claim for compensation paid to “covered employees” (the chief executive officer and certain other “named executive officers”). Section 162(m) generally provides that amounts paid to a covered employee in excess of $1 million are not deductible.

The deduction limit of Section 162(m) does not apply to qualifying “performance-based” compensation. Compensation can qualify as “performance-based” only if the material terms of the performance goals are disclosed to and approved by the Company’s stockholders and other requirements are satisfied. The material terms include: (1) the employees eligible to receive compensation; (2) the business criteria on which the performance goal is based; and (3) the maximum amount of compensation that could be paid to an employee if the performance goal is achieved.

Summary of the Performance Bonus Plan

The following summary is qualified in its entirety by reference to the Performance Bonus Plan, a copy of which is attached to this proxy statement as Appendix A.

Objective; Financial Performance Criteria. The purpose of the Performance Bonus Plan is to create a financial incentive for executives of NCM, Inc. to meet or exceed certain key internal financial performance metric targets (or budgets), including:

•	annual Adjusted OIBDA (Operating Income before Depreciation and Amortization, as adjusted);

•	adjusted advertising revenue; and

•	network operations division annual operating and capital expenditures.

Adjusted OIBDA is a non-GAAP financial measure that adds back the make-good liability that is added to the fiscal 2013 budget, non-cash share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our performance and stretch bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies.

Eligibility. Our five executive officers are eligible to receive awards under the Performance Bonus Plan. To be eligible for payment of an award, the executive generally must be employed by us on the date the awards are paid unless otherwise approved by the Compensation Committee.

Awards; Maximum Amount of Compensation. The Performance Bonus Plan includes a potential performance bonus award based on a specified percentage of each executive’s annual base salary with the calculation determined at the end of our 2012 fiscal year based on our audited financial statements. In the case of an executive hired during the fiscal year, the amount of any bonus award will be prorated for the length of time the executive is employed during the fiscal year. The maximum award payable under the Performance Bonus Plan to any executive subject to the limitations of Section 162(m) shall not exceed 250% of each such executive’s base salary in effect on January 11, 2012.

Performance Targets. The financial performance criteria and performance targets used in determining potential performance bonus awards vary depending upon an executive’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon our actual Adjusted OIBDA (as defined), or for sales executives, actual adjusted advertising revenue, compared to our 2012 fiscal year operating budget approved by our board of directors. The specific performance targets for each executive shall be established in writing by the Compensation Committee within the first 90 days of the 2012 fiscal year, provided that the annual performance outcome is substantially uncertain at the time the Compensation Committee actually establishes the targets.

Under the Performance Bonus Plan, the potential performance bonus awards, financial performance criteria and applicable weights for financial performance criteria for our executives for the 2012 fiscal year are as follows:

	President and Chief Executive Officer and Chairman	President of Sales	Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel	Executive Vice President and Chief Operations Officer
Performance Bonus Potential	100%	100%	75%	75%	75%
Performance Bonus Measures:
Adjusted OIBDA (1)	100%		100%	100%	75%
Adjusted advertising revenue (2)		100%
Technology and Operations operating and capital expenditures budgets (3)					25%

(1)	The performance bonus potential is based on the percentage of Adjusted OIBDA target achieved as follows:

Percentage of Adjusted OIBDA Target Achieved	% of 2012 Base Salary
Performance Bonus
Less than or equal to 80%	0%
Greater than 80% to 100%	>0% to 100%

(2)	The performance bonus potential is based on the percentage of advertising revenue target achieved as follows:

Percentage of Advertising Revenue Target Achieved	% of 2012 Base Salary
Performance Bonus
Less than 80%	0%
Greater than or equal to 80% to 90%	50% to 70%
Greater than 90% to 100%	>70% to 100%

Any actual expenditures in excess of the general and administrative, marketing and research expense budgets on an aggregate basis will be deducted from the actual adjusted advertising revenue for purposes of the comparison to the advertising revenue budgets.

(3)	No performance bonus will be payable if the actual annual operating expenditures and capital expenditures, including any capitalized overhead, on an aggregate basis exceeds 100% of budget.

Limitation on Discretion. After the Compensation Committee has determined the potential performance bonus award based upon the designated financial performance criteria set forth above, the committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each executive, reduce the amount of the potential performance bonus award by up to 25% of the amount calculated in accordance with the objective financial performance criteria described above. The amount of reduction in any executive potential performance bonus award made in accordance with the discretion of the Compensation Committee shall not affect the amount of potential performance bonus award or actual bonus award payable to any other executive under the Performance Bonus Plan.

Stretch Bonus. In addition to the potential performance bonus award described above, all employees (including the executive officers) will be eligible for a “stretch bonus” under the Performance Bonus Plan. The stretch bonus, if any, will be payable only if we exceed our Adjusted OIBDA budget and will be incremental to the performance bonus award described above. The amount of the stretch bonus will be equal to: (i) the actual performance bonus award paid to the executive, times (ii) 50%, times (iii) the percentage that our actual Adjusted OIBDA is in excess of our budgeted Adjusted OIBDA (capped at 10%) divided by 10%.

Payment of Awards. The performance bonus awards and stretch bonus awards, if any, will be paid as soon as practicable after the fiscal 2012 annual audit is completed by our independent auditors. No executive will be eligible for a bonus award under the Performance Bonus Plan if he or she is not employed by us on the date the bonus awards are paid unless otherwise approved by the Compensation Committee. In order to comply with the short-term deferral exception under Section 409A of the Code, if the Compensation Committee waives the requirement that a participant must be employed on the date of the payment of the bonus award, the payment shall occur no later than the 15th day of the third month following the later of (i) the end of our taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A. The performance bonus awards granted under the Performance Bonus Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, Inc., in the exercise of its sole discretion and without the consent of the employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM, Inc. shall not be required to assume any increased economic burden. If necessary to satisfy the requirements of Section 409A of the Code, payment of amounts payable pursuant to an award may be delayed for six months.

Certification of Performance. Payment of a performance bonus award or stretch bonus award to those executives who are subject to the limitations of Section 162(m) of the Code will only be made upon certification by our Compensation Committee in writing that the performance goals and any other material terms of the bonus awards were in fact satisfied. Further, payments under the Performance Bonus Plan to such executives shall be made only after the material terms of the Performance Bonus Plan have been disclosed to, and subsequently approved by, our stockholders.

Corporate Transaction. In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during the fiscal year, the Compensation Committee may establish a separate performance bonus plan to reflect the impact of such corporate transaction on the calculation of the performance bonus awards but the establishment of such a separate plan shall not affect the computation of the amount of a performance bonus award payable under the Performance Bonus Plan.

Administration. The Performance Bonus Plan is administered by our Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Our Compensation Committee (or, if not the Compensation Committee, then the subcommittee) is expected to consist solely of outside directors within the meaning of Section 162(m) of the Code. References in this summary to the Compensation Committee are intended to include a subcommittee where relevant.

Term. The Performance Bonus Plan, if approved, is effective as of December 30, 2011, with respect to awards granted for the 2012 fiscal year beginning December 30, 2011 and ending December  27, 2012.

Federal Income Tax Consequences

Under federal tax laws currently in effect, participants will recognize ordinary income in the year of payment equal to the bonus award amount, subject to applicable income and employment tax withholding by us. We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year deduction limit under Section 162(m), provided the Performance Bonus Plan is approved by our stockholders and the other requirements of Section 162(m) are satisfied.

New Plan Benefits

Awards under the Performance Bonus Plan are based on actual future performance. As a result, the amounts that will be paid under the Performance Bonus Plan are not currently determinable. The following table sets forth the maximum awards payable under the Performance Bonus Plan based upon the maximum potential per the terms of the Performance Bonus Plan and the maximum limit of 250% of each officer’s base salary in effect on January 11, 2012, subject to stockholder approval of the Performance Bonus Plan.

Name and Position	Maximum potential per the terms of the Performance Bonus Plan (1)	Maximum limit of 250% (2)
Kurt C. Hall	$1,147,697	$1,912,828
President, Chief Executive Officer and Chairman
Clifford E. Marks	$1,106,708	$1,844,513
President of Sales
Gary W. Ferrera	$417,851	$928,558
Executive Vice President and Chief Financial Officer
Ralph E. Hardy	$322,472	$716,605
Executive Vice President and General Counsel
Earl B. Weihe	$286,875	$637,500
Executive Vice President and Chief Operations Officer

Executive Officers as a Group	$3,281,603	$6,040,004
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Estimated maximum performance bonus, including stretch bonus, based upon actual base salary as of January 11, 2012. Actual bonus amounts will be determined based upon base salary determined at the end of our 2012 fiscal year, subject to the 250% limit of each executive’s base salary in effect on January 11, 2012.
(2)	The amount determined as 250% of each executive’s base salary in effect on January 11, 2012.

Other than our President, Chief Executive Officer and Chairman, none of our directors are eligible to participate in the Performance Bonus Plan.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required to approve Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR the approval of Proposal 2. If not otherwise specified, proxies will be voted FOR approval of the 2012 Performance Bonus Plan.

Equity Incentive Plan Information

The following table sets forth, as of December 29, 2011, information for all equity compensation plans under which our equity securities were authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,297,192	(1)	$16.25	(2)	2,546,842	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	5,297,192		$16.25		2,546,842

(1)	Includes 4,837,572 stock option grants; 32,676 restricted stock units; 14,064 additional shares of restricted stock to be issued for the 2009 restricted stock grants due to achievement of 100.8% of the target; and 194,624 and 218,256 for additional shares of restricted stock for the 2010 and 2011 restricted stock grants, respectively, that may be issued assuming the highest level of performance is achieved (150%). However, for the 2010 and 2011 restricted stock grants we estimated achievement at approximately 99% and 84% of the three-year cumulative Free Cash Flow targets, respectively. Therefore, for 2010 we expect 95% of the awards to vest, while for 2011 we estimated that none of the awards will vest due to the projected underperformance against the specified targets as of December 29, 2011. It is expected that actual results could vary from these estimates, especially in the later years included in the three-year projections.
(2)	Restricted stock awards are excluded as there is no exercise price for these awards.
(3)	Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan, as amended, was approved by our stockholders on April 26, 2011.

PROPOSAL 3

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to consider an advisory approval of the Company’s executive compensation, also known as “say-on-pay.” This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures pursuant to the rules of the Securities and Exchange Commission.

The Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance”). Under these programs, our executives are incentivized to achieve specific annual and long-term company performance goals established by the Compensation Committee, without encouraging undue or unreasonable risk-taking. The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices.

We held the first say-on-pay vote in 2011 and our stockholders approved our executive compensation proposal with approximately 93% of the votes cast in favor at the 2011 annual meeting of stockholders. Our board of directors recognizes that executive compensation is an important matter of stockholder concern and believes that providing stockholders with the opportunity to review our compensation programs annually is a matter of good corporate practice. Accordingly, we will continue to hold an annual advisory approval of the Company’s executive compensation, which is consistent with the preference of approximately 90% of the votes cast at the 2011 annual meeting of stockholders on the frequency of the executive compensation advisory vote.

Because your approval is advisory, it will not be binding on either the board of directors or the Company. However, the Compensation Committee and board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders requires the affirmative vote of the holders of a majority of the votes cast on this proposal voting in favor of this Proposal 3. Abstentions will have the effect of a vote against the proposal.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 3, and approve on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement. If not otherwise specified, proxies will be voted FOR the approval of our executive compensation program. This say-on-pay proposal is non-binding.

PROPOSAL 4

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as independent auditors, to audit our financial statements for the year ending December 27, 2012, and to perform other appropriate accounting services.

Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent auditors, our board of directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2011 and 2010, the following amounts:

	2011	2010
Audit Fees	$732,200	$629,700
Audit Related Fees (1)	245,000	145,000

Total Audit and Related Fees	977,200	774,700
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$977,200	$774,700

(1)	Audit related fees consisted primarily of assistance with the completion of our $200 million bond offering in 2011 ($100,000), as well as assistance with offering memorandums and registration statement filings for our founding members, which were reimbursed to the Company by the founding members ($145,000).

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditor must be approved by the Audit Committee in advance, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our IPO in February 2007, all of our independent auditors’ services were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 4.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 4. If not otherwise specified, proxies will be voted FOR the appointment of Deloitte & Touche LLP as our independent auditors for our 2012 fiscal year.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee specifies that the purpose of the Committee is to assist the board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 29, 2011 with management and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SEC Regulation S-X, Rule 2-07, with Deloitte & Touche LLP, an independent registered public accounting firm. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, the Audit Committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 29, 2011 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.

David R. Haas, Chairman

James R. Holland, Jr.

Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the board of directors include such disclosure for the fiscal year ended December 29, 2011 in NCM, Inc.’s Annual Report on Form 10-K and Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.

Lawrence A. Goodman, Chairman

Stephen L. Lanning

Edward H. Meyer

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

During fiscal 2011, the Company had the following named executive officers: Kurt C. Hall – President, Chief Executive Officer and Chairman, Clifford E. Marks – President of Sales, Gary W. Ferrera – Executive Vice President and Chief Financial Officer, Ralph E. Hardy – Executive Vice President and General Counsel and Earl B. Weihe – Executive Vice President and Chief Operations Officer.

Executive Summary

The Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. We believe the mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

The Company is committed to ensuring the best practices regarding its executive compensation programs are followed, including a policy prohibiting hedging transactions that is part of the insider trading policy and the practice of submitting the annual Performance Bonus Plan for stockholder approval for potentially favorable income tax treatment.

Say-On-Pay Proposal. We held the first say-on-pay vote in 2011 and our stockholders approved our executive compensation proposal with approximately 93% of the votes cast in favor at the 2011 annual meeting of stockholders. Furthermore, the stockholders overwhelmingly approved the 2011 Performance Bonus Plan proposal. The Compensation Committee considered the results of the advisory approval of the Company’s executive compensation and made no material changes to the compensation programs and policies for fiscal year 2011. Our board of directors recognizes that executive compensation is an important matter of stockholder concern and believes that providing stockholders with the opportunity to review our compensation programs annually is a matter of good corporate practice. Accordingly, we will continue to hold an annual advisory vote for approval of the Company’s executive compensation, which is consistent with the preference of approximately 90% of the votes cast at the 2011 annual meeting of stockholders on the frequency of the executive compensation advisory vote.

Fiscal Year 2011 Performance. For 2011, the Company’s actual Adjusted OIBDA and adjusted advertising revenue, which are defined below in “Elements of Compensation—Annual Performance Bonus,” fell below the targets, primarily due to economic conditions that were inconsistent with the assumptions in the targets. In particular, the economy weakened in August just as the Company was entering its fourth quarter selling period rather than continuing to strengthen as the Company had assumed in its budget. The targets for 2011 were established in the beginning of 2011 with limited visibility into the year, particularly the second half. The following table summarizes the key financial metrics on which the Company bases its executive compensation:

Fiscal 2011 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA	$255.8	$227.2	88.8% of Adjusted OIBDA target
Adjusted advertising revenue	$387.1	$349.0	90.2% of Advertising revenue target
Technology and Operations operating expenditures	$23.0	$21.0	Under-spent target by 9%
Technology and Operations capital expenditures	$15.1	$11.9	Under-spent target by 21%

(1)	Refer to “Annual Performance Bonus” below for additional details and calculations.

Pay-for-Performance. The following table presents the elements of compensation as a percentage of total compensation for fiscal year 2011, computed using the Fiscal 2011 Summary Compensation Table.

Fiscal Year 2011 Elements of Compensation Mix
	Kurt C. Hall	Clifford E. Marks	Gary W. Ferrera	Ralph E. Hardy	Earl B. Weihe
Base Salary	23%	24%	28%	30%	29%
Annual Performance Bonus	0%	17%	0%	0%	5%
Discretionary Bonus	10%	0%	9%	10%	7%
Long-Term Incentive	66%	58%	62%	59%	58%
Other Compensation	1%	1%	1%	1%	1%

The Compensation Committee believes that having a larger percentage of executive officers’ pay as performance-based compensation ensures their interests are aligned with those of our stockholders. The following table presents the percentage of non-performance-based compensation and performance-based compensation to total compensation for fiscal year 2011, computed using the Fiscal 2011 Summary Compensation Table and related tables.

Fiscal Year 2011 Pay-for-Performance Mix
Name and Position	Non-Performance- Based Compensation (1)	Performance-Based Compensation (2)
Kurt C. Hall	23%	77%
President, Chief Executive Officer and Chairman
Clifford E. Marks	24%	76%
President of Sales
Gary W. Ferrera	28%	72%
Executive Vice President and Chief Financial Officer
Ralph E. Hardy	31%	69%
Executive Vice President and General Counsel
Earl B. Weihe	30%	70%
Executive Vice President and Chief Operations Officer

(1)	Sum of the 2011 “Salary” and “All Other Compensation” from the Summary Compensation Table less the 2011 “Restricted Stock Dividends” from footnote (5) to the Summary Compensation Table, divided by the 2011 “Total” from the Summary Compensation Table.
(2)	Sum of the following from the Summary Compensation Table: 2011 “Bonus,” “Stock Awards,” “Option Awards,” “Non-Equity Incentive Plan Compensation” plus the 2011 “Restricted Stock Dividends” from footnote (5) to the Summary Compensation Table, divided by the 2011 “Total” from the Summary Compensation Table.

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to:

•

review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies and ensure total pay levels are generally between the 50th and the 75th percentile;

•	provide shorter term cash incentives primarily for achieving specified annual performance objectives;

•

provide a mix of long-term equity incentives that are time and performance based that promote stock price growth and ownership through employee retention and achievement of long-term financial performance goals; and

•	establish and monitor appropriate cash pay and annual operating performance relationships and annual long-term incentive plan cost and share dilution goals.

To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders (including the founding members). Our objectives are to maintain compensation plans with an appropriate balance of base salary, annual performance bonus and long-term incentives (including stock-based awards) and to tie a substantial portion of executives’ overall compensation to key financial goals such as achievement of targeted levels of adjusted advertising revenue and non-GAAP measures such as Adjusted OIBDA.

Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation

Our Chief Executive Officer (“CEO”) had substantial input in determining executive compensation and made all of the recommendations for the other four named executive officers that were ultimately approved by the Compensation Committee.

In 2011, the Compensation Committee engaged Pay Governance LLC, a nationally recognized consulting firm, to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. Pay Governance LLC is independent from the Company. As part of its review, Pay Governance LLC considered base salary, annual performance bonus, total cash compensation (combined salary and annual performance bonus), value of long-term incentives, and total compensation. Pay Governance LLC developed and recommended a peer group for comparison to our executive officers comprised of domestic, publicly-traded media and entertainment related companies with revenues generally between $200 million and $900 million and market capitalization generally between $700 million and $3 billion. The Compensation Committee reviewed and approved the peer group.

Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant to guide its decision making. The recommendation was that executive total direct compensation should be targeted near the median of the range in the media industry. However, the Compensation Committee uses its discretion to design our compensation programs.

The following peer companies were used in our competitive analysis:

Akamai Technologies, Inc.	Harte-Hanks Inc.
Arbitron Inc.	Lamar Advertising Co.
Clear Channel Outdoor Holdings Inc.	LodgeNet Interactive Corporation
comScore, Inc.	QLogic Corp.
Digital Generation, Inc.	QuinStreet, Inc.
Digital River Inc.	SeaChange International Inc.
DreamWorks Animation SKG Inc.	Sinclair Broadcast Group Inc.
Equinix, Inc.	ValueClick Inc.
Harmonic Inc.	WebMD Health Corp.

As a result of the review, Pay Governance LLC recommended that a reduction in the threshold in the Performance Bonus Plan to 80% of our Adjusted OIBDA budget would be consistent with the practices of the peer group. It would also bring it more in line with the advertising revenue threshold of our national advertising sales bonus plan, including our President of Sales. See discussion of the 2012 Performance Bonus Plan included with Proposal 2.

Elements of Compensation

Executive compensation consists of the following elements:

Component	Purpose	Characteristics	Where reported in accompanying tables

Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component	Summary Compensation Table under the heading “Salary”

Annual Performance Bonus	Reward individual achievement against specific objective financial goals	A cash performance bonus award target of 75% up to 100% of base salary with an additional “stretch bonus” amount of up to 50% of the performance bonus	Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and Grants of Plan Based Awards Table

Discretionary Bonus	Reward individual high performance	A cash bonus at the discretion of our Compensation Committee	Summary Compensation Table under the heading “Bonus”

Long-Term Incentive	Reward for the creation of stockholder value	The equity incentive plan provides for the grant, at the discretion of our board and Compensation Committee, of stock options, restricted stock and other equity instruments	Summary Compensation Table under the headings “Stock Awards” and “Option Awards,” Grants of Plan Based Awards Table, Outstanding Equity Awards Table and Option Exercises and Stock Vested Table

Other Compensation	Provide an appropriate level of employee benefit plans and programs	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans; dividends paid on unvested restricted stock; and other customary employee benefits	Summary Compensation Table under the heading “All Other Compensation”

Potential Payments Upon Termination or Change in Control	Provide an appropriate level of payment in the event of a change in control or termination	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement	Potential Payments Upon Termination or Change in Control

The Compensation Committee determines the portion of compensation allocated to each element for each individual named executive officer. Our Compensation Committee may reevaluate the current policies and practices as it considers advisable. The elements of executive compensation are generally independent of each other.

Base Salary. Base salaries for our executives were established based on the scope of their responsibilities, taking into account the internal value and importance of the role, as well as experience and seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee.

Base salaries are reviewed annually by the Compensation Committee and the board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements and are generally for relatively small percentage cost of living increases.

The Compensation Committee reviewed executive compensation in January 2011 and decided to increase the base salary by a cost of living adjustment of 2% for Messrs. Hall, Marks and Ferrera on January 13, 2011, which is consistent with the average increases given to the majority of employees. Mr. Hardy received an increase of approximately 7% to reflect a cost of living adjustment and to bring his total compensation up to a more competitive level when considered in aggregate with the performance bonus described below. Mr. Weihe received a 25% increase effective December 1, 2010 to reflect his promotion to Executive Vice President and Chief Operations Officer.

For 2011, we believe total cash compensation of our executives, which is base salary combined with the annual performance bonus and discretionary bonus, was within a market competitive range.

Annual Performance Bonus. Annual performance bonuses are intended to compensate executives for achieving financial goals that support our operational and strategic goals. The target percentages for our executives were established based on the level of responsibility, base salary, as well as experience and seniority of the individual. We believe our total cash compensation is competitive as our lower base pay is offset by a higher annual performance bonus opportunity. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with our stockholders. The stretch bonus is further incentive for the executive officers to exceed operating budgets and thus further increase our equity value.

Payments of performance bonuses, including any stretch bonus, are objectively calculated based on the achievement of specific financial targets for each named executive pursuant to the terms of the annual Performance Bonus Plan, which ensures that executive compensation is aligned with the performance of the Company.

The Compensation Committee adopted the National CineMedia, Inc. 2011 Performance Bonus Plan on January 12, 2011 and it was approved by our stockholders on April 26, 2011. The financial performance criteria and potential bonus levels were consistent with 2010 with the exception of Mr. Weihe. Mr. Weihe’s annual potential performance bonus percentage was increased from 50% to 75% of base salary to reflect his promotion to Executive Vice President and Chief Operations Officer and to bring his bonus potential in line with the Company’s Chief Financial Officer and General Counsel.

The awards under the Performance Bonus Plan were determined in accordance with the Company’s actual performance of its internal targets. We believe the amounts paid under the Performance Bonus Plan are appropriate in light of the achievement relative to the financial targets. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column from the Summary Compensation Table for 2011.

Actual Fiscal 2011 Performance Bonus
	Performance Bonus			Stretch Bonus
Name	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Total Non-Equity Incentive Plan Compensation
Kurt C. Hall	100%	0%	—	50%	0%	—	—
Clifford E. Marks	100%	71%	$509,953	50%	0%	—	$509,953
Gary W. Ferrera	75%	0%	—	37.5%	0%	—	—
Ralph E. Hardy	75%	0%	—	37.5%	0%	—	—
Earl B. Weihe	75%	25%	$46,875	37.5%	0%	—	$46,875

We have conducted in the past, and we intend to conduct in the future, an annual review of the aggregate level of our executive compensation as part of the annual budget review, which includes determining the operating metrics used to measure our performance and to compensate our executive officers. However, the ease or difficulty in achieving the metrics for compensation was not a factor in the board or Compensation Committee’s approval of the budget. The objective financial factors are consistent with the metrics used in previous years and represent the metrics the Compensation Committee believes may best encourage sound decisions regarding operations and investment of capital and are important to our goal of increasing the value of our equity. We believe we have adequately addressed the risks that an executive might be incentivized to take inappropriate actions to meet the performance metrics through our internal controls over financial reporting.

Our annual performance bonus traditionally has been paid in a single installment in the first quarter following the completion of a given fiscal year. Payments are subject to review, approval and certification by the Compensation Committee in conjunction with the issuance of our annual audit report.

Fiscal 2011 Performance Bonus Plan

	Kurt C. Hall	Clifford E. Marks (1)	Gary W. Ferrera	Ralph E. Hardy	Earl B. Weihe
Performance Bonus Potential (2)	100%	100%	75%	75%	75%

Performance Bonus Measures:
Adjusted OIBDA	100%		100%	100%	75%
Adjusted advertising revenue		100%
Technology and Operations operating and capital expenditures budgets					25%
2011 Stretch Bonus
Stretch Bonus Potential (3)	50%	50%	37.5%	37.5%	37.5%

(1)	The performance bonus potential is based on the percentage of advertising revenue target achieved as follows:

Percentage of Advertising Revenue Target Achieved	% of Base Salary
Performance Bonus
Less than 80%	0%
Greater than or equal to 80% to 90%	50% to 70%
Greater than 90% to 100%	>70% to 100%

(2)	Percentage of base salary determined as of January 13, 2011.
(3)	The 2011 Stretch Bonus potential is 50% of the Performance Bonus paid times the percentage that Adjusted OIBDA is in excess of budget (capped at 10%), divided by 10%.

Fiscal 2011 Performance Measures

(in millions)

Performance Measure	Target	Actual	Achievement relative to target
Adjusted OIBDA (a)	$255.8	$227.2	88.8% of Adjusted OIBDA target
Adjusted advertising revenue (b)	$387.1	$349.0	90.2% of Advertising revenue target
Technology and Operations operating expenditures	$23.0	$21.0	Under-spent target by 9%
Technology and Operations capital expenditures	$15.1	$11.9	Under-spent target by 21%

(a)

Adjusted OIBDA, a non-GAAP financial measure, is one measure used by management to measure the Company’s operating performance. Adjusted OIBDA represents operating income (loss) before depreciation and amortization expense and other costs. Adjusted OIBDA adds back the make-good liability shifted into 2012, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our Performance and Stretch Bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Adjusted OIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	FY 2011 Target	FY 2011 Actual
Operating income	$217.2	$193.7
Depreciation and amortization	23.7	18.8
Make-good liability	—	2.7
Share-based compensation costs and other costs	14.9	12.0

Adjusted OIBDA	$255.8	$227.2

(b)	Adjusted advertising revenue for purposes of this calculation is a non-GAAP financial measure used by management to measure the performance of certain of its advertising sales personnel, including Mr. Marks. Adjusted advertising revenue represents reported advertising revenue less founding member circuit beverage revenue, zero margin barter revenue and other founding member payments included in revenue plus the make-good liability shifted into 2012. You should not consider this measure in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue (dollars in millions).

	FY 2011 Target	FY 2011 Actual
Advertising revenue	$430.8	$386.1
Less: Founding member circuit beverage revenue and other revenue	(43.7)	(39.8)
Plus: Make-good liability	—	2.7

Adjusted advertising revenue	$387.1	$349.0

Discretionary Bonus. The Compensation Committee, at its option and upon recommendations from the CEO, may award discretionary bonuses, or other types of compensation, for performance above and beyond that which is rewarded under the Performance Bonus Plan. The Compensation Committee considers performance which benefits essential elements of our business plan and uses its judgment based on discretionary factors, including but not limited to, achievement of other financial and/or more subjective measures of individual performance.

Rewards are determined in the context of our compensation philosophy to retain, motivate and reward talented executives. Individual high performance during the year is recognized during the annual performance review process, and as such, the bonus amounts can be highly variable from year to year.

For fiscal year 2011, the Compensation Committee approved discretionary bonuses as follows: $330,056 to Mr. Hall (44% of the Performance Bonus Plan potential at 100% achievement of the target), $120,166 to Mr. Ferrera (44% of the Performance Bonus Plan potential at 100% achievement of the target), $92,737 to Mr. Hardy (44% of the Performance Bonus Plan potential at 100% achievement of the target) and $61,875 to Mr. Weihe (44% of the Performance Bonus potential at 100% achievement of the target). The Compensation Committee considered the following factors in granting the discretionary bonuses: achievement of the actual results for 2011 was within 1.2% of the threshold under the 2011 Performance Bonus Plan; a significantly slower U.S. economic recovery than had been assumed in the Company’s annual budget during the latter part of the third quarter and during the fourth quarter, which was outside the control of management; the fact that the Company exceeded its 2010 actual results in a difficult market; and the fact that the Company maintained tight cost controls and completed the $200 million bond offering and increased the Company’s liquidity position by expanding and extending the maturity of the Company’s revolving credit facility.

Long-Term Incentive. We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We grant awards under our stockholder approved equity incentive plan, the National CineMedia, Inc. 2007 Equity Incentive Plan as amended and restated, which we refer to as the “Equity Incentive Plan.”

All grants under the Equity Incentive Plan to our executive officers are generally proposed annually by the CEO at the start of each fiscal year and approved and priced by the Compensation Committee and board at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee. Grants are calculated on an overall award value based on a specified percentage of annual base salary. Refer to footnote (1) to the 2011 Equity Awards table below for additional information. The value of the awards is set at the closing price of the Company’s common stock on the date of approval by the Compensation Committee and board of directors.

On January 13, 2011, the Compensation Committee, with approval of our board of directors, granted stock options and performance-based restricted stock awards to Messrs. Hall, Marks, Ferrera, Hardy and Weihe. The 2011 stock option awards are scheduled to vest 33.33% each year over the next three years, subject to continuous service unless approved by the Compensation Committee. The stock options have a 10-year term and an exercise price of $18.37 per share. For additional information, see the Grants of Plan Based Awards table.

Consistent with our goals of aligning management and stockholder interests, the 2009, 2010 and 2011 grants to our executive officers provided a mix of long-term equity incentives that are time and performance based. The Company began to increase the long-term incentives over a three-year period beginning in January 2009 to bring the aggregate management equity grants up to a more competitive level.

The 2009, 2010 and 2011 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measurement period, with 50% of the award vesting at 90% of target achievement and 150% vesting at 110% of target achievement (with interpolation between 90% and 110%). Dividends accrue and will be paid upon vesting. In the event that shares are forfeited, accrued dividends on those shares shall also be forfeited.

The three-year measurement period for the 2009 restricted stock awards concluded on December 29, 2011. Following is the achievement relative to the target:

Performance Measure (in millions)	Target	Actual	Achievement relative to target
Three-year cumulative Free Cash Flow (a)	$605.2	$610.1	100.8% of target

(a)	“Free Cash Flow” is defined as Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) less capital expenditures. In the past, we defined “Free Cash Flow” as EBITDA (earnings before interest, tax and depreciation and amortization expense) less capital expenditures. EBITDA is most directly comparable to net income. However, the Company’s reconciliation for EBITDA made adjustments for items such as income taxes, noncontrolling interest and interest expense, which are not part of operating income, therefore OIBDA and EBITDA yield the same results. This calculation methodology change was made to make it easier for the Company to provide a reconciliation of the metric as required by SEC rules.

Adjusted OIBDA, a non-GAAP financial measure, is one measure used by management to measure the Company’s operating performance. Adjusted OIBDA represents operating income (loss) before depreciation and amortization expense and other costs. Adjusted OIBDA adds back the make-good liability shifted into 2012, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our Performance and Stretch Bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Adjusted OIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	Three-Year cumulative Target ended December 29, 2011	Three-Year cumulative Actual ended December 29, 2011
Operating income	$609.2	$552.5
Depreciation and amortization	17.7	52.2
Make-good liability	—	5.8
Share-based compensation costs and other costs	5.4	31.7

Adjusted OIBDA	632.3	642.2

Capital expenditures	27.1	32.7
Share-based compensation costs and other costs	—	(0.6)

Adjusted capital expenditures	27.1	32.1

Free Cash Flow	$605.2	$610.1

As a result of achievement of 100.8% of the target, 104% of the awards vested on February 27, 2012 and accrued dividends were paid as follows:

2009-2011 Performance Vesting
Name and Position	Number of Shares Awarded on January 15, 2009	Additional Number of Shares Due to Over- Performance	Total Vesting on February 27, 2012	Accrued Dividends
Kurt C. Hall President, Chief Executive Officer and Chairman	87,975	3,519	91,494	$201,287

Clifford E. Marks President of Sales	47,129	1,885	49,014	$107,831

Gary W. Ferrera Executive Vice President and Chief Financial Officer	33,216	1,328	34,544	$75,997

Ralph E. Hardy Executive Vice President and General Counsel	15,481	619	16,100	$35,420

Earl B. Weihe Executive Vice President and Chief Operations Officer	4,867	194	5,061	$11,134

As of December 29, 2011, the Company evaluated its progress towards achievement of the 2010 and 2011 three-year projections in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), “Compensation-Stock Compensation.” For 2010 and 2011, we estimated achievement at approximately 99% and 84% of the three-year cumulative Free Cash Flow targets, respectively. Therefore, for 2010 we expect 95% of the awards to vest while for 2011 we estimated that none of the awards will vest due to the projected underperformance against the specified targets as of December 29, 2011. It is expected that actual results could vary from these estimates, especially in the later years included in the three-year projections.

The following table shows the maximum number of shares that could be received under the Equity Incentive Plan for the 2011 awards:

2011 Equity Awards
Name and Position	Number of Shares of Restricted Stock (1)	Number of Stock Options (2)	Total Number of Shares
Kurt C. Hall President, Chief Executive Officer and Chairman	73,502	220,506	294,008

Clifford E. Marks President of Sales	59,064	177,192	236,256

Gary W. Ferrera Executive Vice President and Chief Financial Officer	27,752	83,255	111,007

Ralph E. Hardy Executive Vice President and General Counsel	19,122	57,367	76,489

Earl B. Weihe Executive Vice President and Chief Operations Officer	17,011	51,034	68,045

(1)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year (2011-2013) cumulative Free Cash Flow target. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target (up to 110% of Free Cash Flow), the number of shares will be increased ratably as set forth below for actual Free Cash Flow performance versus the target. As such, Mr. Hall could receive up to 36,751 additional shares; Mr. Marks could receive up to 29,532 additional shares; Mr. Ferrera could receive up to 13,876 additional shares; Mr. Hardy could receive up to 9,561 additional shares and Mr. Weihe could receive up to 8,505 additional shares. However as described further above, we estimated that none of the 2011 restricted stock awards will vest due to the projected underperformance against the specified three-year cumulative Free Cash Flow targets as of December 29, 2011.

The restricted stock amount is calculated at the award value, divided by the share price, or $18.37 per share, the closing price of our common stock on the grant date. In 2010, grants were based on the multiple of base salary amounts of 177%, 98%, 138%, 98% and 59% for Messrs. Hall, Marks, Ferrera, Hardy and Weihe, respectively. The 2011 grants were based on the multiple of base salary amounts, which were consistent with 2010 for Messrs. Hall and Ferrera and were increased for Mr. Marks to reflect achievement of 107.8% of the adjusted advertising revenue targets for 2010, for Mr. Hardy to bring his total compensation up to a more competitive level and for Mr. Weihe to reflect his promotion to Executive Vice President and Chief Operations Officer. Following is the calculation of the award value:

Name	2011 Base Salary	Multiple of Base Salary	Award Value
Kurt C. Hall	$750,128	180%	$1,350,230
Clifford E. Marks	$723,338	150%	$1,085,007
Gary W. Ferrera	$364,140	140%	$509,796
Ralph E. Hardy	$281,022	125%	$351,278
Earl B. Weihe	$250,000	125%	$312,500

(2)	The amount is calculated at three times the number of shares of restricted stock. The stock options are scheduled to vest 33.33% each year beginning in January 2012, subject to continuous service. The stock options have a 10-year term and an exercise price of $18.37, the closing price of the Company’s common stock on January 13, 2011, the date of approval of the grants.

The 2011 grants were part of a three-year compensation program approved by the Compensation Committee to promote stock price growth and ownership through employee retention and achievement of long-term financial performance goals. In 2011, the Compensation Committee engaged Pay Governance LLC, a nationally recognized consulting firm, to assess the competitiveness of pay for the executive officers at the end of the three-year program. See “Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation” for additional information.

Other Compensation. Our employees, including our named executive officers, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Compensation Decisions for 2012

Below is information about compensation decisions made for executive officers in early 2012.

Base Salary. The Compensation Committee reviewed executive compensation in January 2012 and decided to increase the base salary by a cost of living adjustment of 2% for each of our executive officers, which is consistent with the average increases given to the majority of employees.

Annual Performance Bonus. The Compensation Committee adopted the National CineMedia, Inc. 2012 Performance Bonus Plan on January 11, 2012, and the board directed that the Performance Bonus Plan be submitted to a vote of stockholders at our Annual Meeting.

The structure of the 2012 Performance Bonus Plan is consistent with the 2011 plan except as described in Proposal 2. The process for setting the financial targets for 2012 is consistent with previous years as part of the annual budget review.

Long-Term Incentive. The Compensation Committee granted stock options and performance-based restricted stock awards to each of our executive officers effective January 12, 2012, as described in greater detail below.

The following table shows the maximum number of shares granted to each of our executive officers for these awards:

2012 Equity Awards
Name and Position	Number of 3-Year Vest Restricted Stock (1)	Number of 2-Year Vest Restricted Stock (2)	Number of Stock Options (3)	Total Number of Shares	% of 2011 Grants
Kurt C. Hall President, Chief Executive Officer and Chairman	73,502	49,001	73,502	196,005	66.7%

Clifford E. Marks President of Sales	59,064	39,376	59,064	157,504	66.7%

Gary W. Ferrera Executive Vice President and Chief Financial Officer	29,602	18,501	29,602	77,705	70.0%

Ralph E. Hardy Executive Vice President and General Counsel	19,122	12,748	19,122	50,992	66.7%

Earl B. Weihe Executive Vice President and Chief Operations Officer	17,012	11,341	17,012	45,365	66.7%

(1)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year (2012-2014) cumulative Free Cash Flow target. If actual Free Cash Flow exceeds 100% of the Free Cash Flow target (up to 110% of Free Cash Flow), the number of shares will be increased ratably as set forth below for actual Free Cash Flow performance versus the target. As such, Mr. Hall could receive up to 36,751 additional shares; Mr. Marks could receive up to 29,532 additional shares; Mr. Ferrera could receive up to 14,801 additional shares; Mr. Hardy could receive up to 9,561 additional shares and Mr. Weihe could receive up to 8,506 additional shares.

The amount is equal to the number of shares of restricted stock granted on January 13, 2011, with the exception of Mr. Ferrera. Mr. Ferrera was awarded an increase of 6.7% over the January 13, 2011 grant in order to bring his total value up to a more competitive level.

(2)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the two-year (2012-2013) cumulative Free Cash Flow target. If actual Free Cash Flow exceeds 100% of the Free Cash Flow target (up to 110% of Free Cash Flow), the number of shares will be increased ratably as set forth below for actual Free Cash Flow performance versus the target. As such, Mr. Hall could receive up to 24,500 additional shares; Mr. Marks could receive up to 19,688 additional shares; Mr. Ferrera could receive up to 9,251 additional shares; Mr. Hardy could receive up to 6,374 additional shares and Mr. Weihe could receive up to 5,671 additional shares.

The potential shares that would otherwise vest at the end of this two-year measurement period as described above will be reduced by the amount of vested shares from the January 13, 2011 restricted stock grant, if any. The executive officers were granted a total of 196,451 shares of restricted stock on January 13, 2011, of which 73,502 were to Mr. Hall; 59,064 to Mr. Marks; 27,752 to Mr. Ferrera; 19,122 to Mr. Hardy and 17,011 to Mr. Weihe. The amount is calculated at two-thirds of the amount granted on January 13, 2011.

(3)	The amount is equal to the number of shares of three-year vest restricted stock. This assumes that the value of an option is equal to 33.33% of a restricted share and that the value of the total 2012 grants were 75% associated with restricted stock and 25% associated with stock options.

The stock options are scheduled to vest 33.33% each year over the next three years (2013-2015), subject to continuous service. The stock options have a 10-year term and an exercise price of $13.14, the closing price of the Company’s common stock on January 12, 2012, the date of approval of the grants.

The restricted stock awards are scheduled to vest based upon achievement of at least 90% of the actual cumulative Free Cash Flow target at the end of the two-year or three-year measurement period. The restricted stock awards include the right to receive dividend equivalents, subject to vesting. Below is a summary of how the number of vested shares of restricted stock will be determined based on the level of achievement of actual cumulative Free Cash Flow.

Award Vesting %	Free Cash Flow Target Actual %
100%	100%
50%	90%
0%	<90%

If actual cumulative Free Cash Flow is between 90% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measurement period, the participant will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measurement period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above up to 110% of the targeted cumulative Free Cash Flow.

FISCAL 2011 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our named executive officers during the years indicated. For additional information regarding the material terms of each named executive officers’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Kurt C. Hall President, Chief Executive Officer and Chairman	2011	$750,128	$330,056	$1,350,232	$821,701	—	$23,267	$3,275,384
	2010	$735,420	—	$1,303,075	$1,114,875	$1,042,224	$35,928	$4,231,522
	2009	$721,000	—	$1,295,872	$1,446,691	$761,531	$41,988	$4,267,082

Clifford E. Marks President of Sales	2011	$723,338	—	$1,085,006	$660,295	$509,953	$28,816	$3,007,408
	2010	$709,155	—	$698,078	$597,254	$1,005,002	$30,835	$3,040,324
	2009	$695,250	$21,612	$694,210	$775,014	$712,721	$36,398	$2,935,205

Gary W. Ferrera Executive Vice President and Chief Financial Officer	2011	$364,140	$120,166	$509,804	$310,244	—	$15,914	$1,320,268
	2010	$357,000	—	$491,994	$420,934	$379,450	$20,101	$1,669,479
	2009	$350,000	—	$489,272	$546,217	$279,006	$23,032	$1,687,527

Ralph E. Hardy Executive Vice President and General Counsel	2011	$281,022	$92,737	$351,271	$213,774	—	$11,138	$949,942
	2010	$262,637	—	$258,538	$221,194	$279,153	$11,447	$1,032,969
	2009	$228,380	$59,162	$228,035	$254,581	$122,893	$12,096	$905,147

Earl B. Weihe Executive Vice President and Chief Operations Officer	2011	$250,000	$61,875	$312,492	$190,175	$46,875	$9,607	$871,024
	2010	$200,345	$124,004	$501,528	$395,815	$141,718	$9,544	$1,372,954
	2009	$179,497	—	$71,691	$80,035	$59,389	$8,681	$399,293

(1)	Refer to the “Discretionary Bonus” section of our CD&A for further discussion of the discretionary bonuses awarded.
(2)	The amounts represent the aggregate grant date fair value of the stock awards computed in accordance with ASC Topic 718. The stock awards granted in 2009, 2010 and 2011 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” at the end of the three-year measuring period. The amounts for these awards are presented based on 100% of the fair market value on the date of grant and do not include an estimate of performance. Actual results could materially differ from this estimate. Stock awards are further discussed in the “Long-Term Incentive” section of our CD&A.

Stock Awards
Name	Grant Date	Maximum number of shares scheduled to vest	Maximum Grant Date Fair Value (a)
Kurt C. Hall	1/13/2011	110,253	$2,025,348
	1/14/2010	115,180	$1,954,605
	1/15/2009	131,963	$1,943,815

Clifford E. Marks	1/13/2011	88,596	$1,627,509
	1/14/2010	61,704	$1,047,117
	1/15/2009	70,694	$1,041,323

Gary W. Ferrera	1/13/2011	41,628	$764,706
	1/14/2010	43,488	$737,991
	1/15/2009	49,824	$733,908

Ralph E. Hardy	1/13/2011	28,683	$526,907
	1/14/2010	22,853	$387,815
	1/15/2009	23,222	$342,060

Earl B. Weihe	1/13/2011	25,516	$468,729
	11/4/2010	30,000	$575,100
	1/14/2010	10,442	$177,201
	1/15/2009	7,300	$107,529

(a)	The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (150%). However, for 2011 we estimated achievement at approximately 84% of the three-year cumulative Free Cash Flow target and estimated that none of the awards will vest due to the projected underperformance against the specified targets as of December 29, 2011. It is expected that actual results could vary from these estimates, especially in the later years included in the three-year projections. For 2011, the amounts for these awards are presented based upon the fair market value on the date of grant ($18.37 per share). For 2010, the amounts for these awards are presented based upon the fair market value on the date of grant ($16.97 in January 2010 and $19.17 in November 2010). For 2009, the amounts for these awards are presented based upon the fair value as determined by ASC Topic 718 ($14.73 per share).
(3)	The amounts represent the aggregate grant date fair value of the options computed in accordance with ASC Topic 718 and do not represent cash payments made to the individuals or amounts realized. See details of the assumptions used in valuation of the options in Note 10 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended December 29, 2011. The full grant date fair values of the awards were $3.73 (January 13, 2011), $4.84 (January 14, 2010), $4.91 (November 4, 2010) and $5.48 (January 15, 2009) per share. The Grants of Plan Based Awards table discloses the options granted to the named executive officers. Options are further discussed in the “Long-Term Incentive” section of our CD&A.
(4)	The Compensation Committee approved 2011 performance bonuses for the named executive officers on February 21, 2012, and the bonuses were paid on February 29, 2012. In 2010 and 2009, the payments of non-equity incentive plan compensation included a stretch bonus due to achievement of certain performance measures. In 2011, no amount of stretch bonus was earned. In 2009, the payments of non-equity incentive plan compensation included a 2% raise deferral bonus due to achievement of certain performance measures. See further discussion in the “Annual Performance Bonus” section of our CD&A.

(5)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2011 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Restricted Stock Dividends (d)	Miscellaneous (e)	Total All Other Compensation
Kurt C. Hall	2011	$6,600	$1,929	$1,257	$13,176	$305	$23,267
	2010	$6,600	$1,889	$1,257	$22,588	$3,594	$35,928
	2009	$6,600	$1,852	$1,257	$30,117	$2,162	$41,988

Clifford E. Marks	2011	$6,600	$1,856	$1,257	$16,706	$2,397	$28,816
	2010	$6,600	$1,184	$1,257	$21,479	$315	$30,835
	2009	$6,600	$1,161	$1,257	$25,457	$1,923	$36,398

Gary W. Ferrera	2011	$6,600	$566	$1,257	$7,491	—	$15,914
	2010	$6,600	$552	$1,257	$11,402	$290	$20,101
	2009	$6,600	$540	$1,257	$14,563	$72	$23,032

Ralph E. Hardy	2011	$6,600	$1,818	$1,257	$1,463	—	$11,138
	2010	$6,600	$1,084	$1,255	$2,508	—	$11,447
	2009	$6,600	$920	$1,231	$3,345	—	$12,096

Earl B. Weihe	2011	$6,269	$1,584	$1,257	$497	—	$9,607
	2010	$6,233	$1,191	$1,164	$852	$104	$9,544
	2009	$5,453	$1,026	$1,066	$1,136	—	$8,681

(a)	Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) Plan. Eligible employees, including the named executive officers are eligible for a discretionary contribution under the 401(k) Plan on base pay up to IRS limits.
(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)	Under the terms of the 2007 and 2008 restricted stock awards, the named executive officers are entitled to receive cash dividends at the same time as other stockholders on unvested shares. During 2011, NCM, Inc. paid per share dividends of $0.20 on March 24, 2011 and June 2, 2011, and $0.22 on September 1, 2011 and December 1, 2011, respectively. During 2010, NCM, Inc. paid per share dividends of $0.16 on April 1, 2010, $0.18 on June 3, 2010 and September 2, 2010, and $0.20 on December 2, 2010, respectively. During 2009, NCM, Inc. paid per share dividends of $0.16 on April 2, 2009, June 4, 2009, September 3, 2009 and December 3, 2009, respectively.
(e)	Represents business-related awards, gifts and prizes and taxable fringe benefits.

FISCAL 2011 GRANTS OF PLAN BASED AWARDS

The following table shows the awards granted to our named executive officers for our 2011 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Thresh- hold ($)	Target ($)	Maxi- mum ($)	Thresh- hold (#)	Target (#)	Maxi- mum (#)
Kurt C. Hall	N/A	—	$750,128	$1,125,192
	1/13/2011							220,506	$18.37	$821,701
	1/13/2011				—	73,502	110,253			$1,350,232

Clifford E. Marks	N/A	—	$723,338	$1,085,007
	1/13/2011							177,192	$18.37	$660,295
	1/13/2011				—	59,064	88,596			$1,085,006

Gary W. Ferrera	N/A	—	$273,105	$409,658
	1/13/2011							83,255	$18.37	$310,244
	1/13/2011				—	27,752	41,628			$509,804

Ralph E. Hardy	N/A	—	$210,767	$316,150
	1/13/2011							57,367	$18.37	$213,774
	1/13/2011				—	19,122	28,683			$351,271

Earl B. Weihe	N/A	—	$187,500	$281,250
	1/13/2011							51,034	$18.37	$190,175
	1/13/2011				—	17,011	25,516			$312,492

(1)	Amounts represent potential cash bonus amounts if targets are achieved for 2011 performance for each named executive officer. The Compensation Committee may, at its discretion, reduce the amount of any awards payable under the 2011 Performance Bonus Plan by up to 25%. See our Summary Compensation Table for amounts paid.
(2)	Represents restricted stock grants made in 2011 under the Equity Incentive Plan. The restricted stock awards provide that the award will accrue dividends payable subject to vesting, however we estimated that none of the 2011 restricted stock awards will vest due to the projected underperformance against the specified three-year cumulative Free Cash Flow targets as of December 29, 2011. For additional information regarding equity awards see “Long-Term Incentive” in the CD&A and “Equity Incentive Plan Information.”
(3)	Represents stock option grants made in 2011 under the Equity Incentive Plan. For additional information regarding outstanding options, see our Outstanding Equity Awards Table. For additional information regarding equity awards see “Long-Term Incentive” in the CD&A and “Equity Incentive Plan Information.”
(4)	Calculated in accordance with ASC Topic 718 as described in footnotes (2) and (3) to the Summary Compensation Table and are based on the closing price of our stock on the date of the grant. The 2011 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (2) to our Summary Compensation Table for the maximum number of shares that could be awarded (150%). However, we estimated that none of the 2011 restricted stock awards will vest due to the projected underperformance against the specified three-year cumulative Free Cash Flow targets as of December 29, 2011.

Non-Equity Incentive Plan Awards

Refer to our Summary Compensation Table for the actual payouts for fiscal 2011, 2010 and 2009. Additional information about these awards and our actual performance is included in our CD&A, “Annual Performance Bonus.”

Equity Incentive Plan Awards

During fiscal 2011, each of our named executive officers received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentive.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 29, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date (a)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (j)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (b)
Kurt C. Hall	379,980	94,994	(c)	$16.35	4/4/2021	15,686	(c)	$188,703
	175,950	87,974	(f)	$9.22	1/15/2019				91,494	$1,100,673
	76,786	153,574	(g)	$16.97	1/14/2020				76,787	$923,748
	—	220,506	(i)	$18.37	1/13/2021				73,502	$884,229

Clifford E. Marks	37,983	105,510	(d)	$16.35	4/4/2021	19,888	(d)	$239,253
	22,395	14,932	(d)	$24.04	9/7/2021
	1	47,129	(f)	$9.22	1/15/2019				49,014	$589,638
	30,613	82,272	(g)	$16.97	1/14/2020				41,136	$494,866
	—	177,192	(i)	$18.37	1/13/2021				59,064	$710,540

Gary W. Ferrera	65,941	29,811	(c)	$18.01	5/1/2021	4,918	(c)	$59,164
	30,000	20,000	(e)	$19.37	1/8/2018	4,000	(e)	$48,120
	33,216	33,216	(f)	$9.22	1/15/2019				34,544	$415,564
	28,991	57,984	(g)	$16.97	1/14/2020				28,992	$348,774
	—	83,255	(i)	$18.37	1/13/2021				27,752	$333,857

Ralph E. Hardy	42,216	10,553	(c)	$16.35	4/4/2021	1,742	(c)	$20,956
	30,963	15,481	(f)	$9.22	1/15/2019				16,100	$193,683
	15,234	30,470	(g)	$16.97	1/14/2020				15,235	$183,277
	—	57,367	(i)	$18.37	1/13/2021				19,122	$230,038

Earl B. Weihe	14,328	3,581	(c)	$16.35	4/4/2021	592	(c)	$7,122
	9,734	4,867	(f)	$9.22	1/15/2019				5,061	$60,884
	6,960	13,922	(g)	$16.97	1/14/2020				6,961	$83,741
	20,000	40,000	(h)	$19.17	11/4/2020				20,000	$240,600
	—	51,034	(i)	$18.37	1/13/2021				17,011	$204,642

(a)	Options generally expire prior to date if named executive officer terminates employment.
(b)	Amounts are based on the closing stock price, $12.03 per share, on December 29, 2011.
(c)	The options and restricted stock vest 20% per year commencing on January 1, 2008, subject to continuous service.
(d)	The options and restricted stock vest 20% per year commencing on January 1, 2009, subject to continuous service.
(e)	The options and restricted stock vest 20% per year commencing on January 8, 2009, subject to continuous service.
(f)	The options vest 33.33% per year commencing on January 15, 2010, subject to continuous service.
(g)	The options vest 33.33% per year commencing on January 14, 2011, subject to continuous service.
(h)	The options vest 33.33% per year commencing on November 4, 2011, subject to continuous service.
(i)	The options vest 33.33% per year commencing on January 13, 2012, subject to continuous service.
(j)	The restricted stock awards are scheduled to vest based on achievement of the actual cumulative Free Cash Flow target at the end of the three-year measuring period. Refer to CD&A, “Long-Term Incentive” for the discussion of the 2009 shares that vested on February 27, 2012.

See “Long-Term Incentive” in the CD&A for additional information.

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 29, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
Kurt C. Hall	—	—	15,686	$312,308
Clifford E. Marks	142,763	$649,633	9,944	$197,985
Gary W. Ferrera	—	—	6,918	$134,317
Ralph E. Hardy	—	—	1,742	$34,683
Earl B. Weihe	—	—	592	$11,787

(a)	Amounts are based on the closing stock price on the date realized.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons.

The following table assumes the executive’s employment was terminated under each of these circumstances on December 29, 2011 and such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (1)	Medical Insurance (2)	Term Life Insurance (2)	Disability Insurance (2)	401(k) Employer Contrib. (2)	Value of Accelerated Equity Awards (3)
Kurt C. Hall (a)
Without Cause	$1,530,262	$765,131	$35,140	$3,236	$8,896	—	—
For Good Reason	$2,295,393	$765,131	$35,140	$3,236	$8,896	—	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	$3,443,090	$765,131	$43,925	$4,045	$11,120	—	$3,796,645
Death	—	$765,131	$17,570	—	—	—	—
Disability	—	$765,131	$17,570	$1,618	$4,448	—	—

Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$737,805	$509,953	$17,570	$1,561	$4,289	$6,600	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$2,144,056
Death	—	—	$17,570	—	—	—	—
Disability*	$368,903	—	$17,570	$1,561	$4,289	—	—

Gary W. Ferrera (c)
Without Cause or For Good Reason or Expiration of Agreement	$371,423	—	$17,570	$786	$2,159	$6,600	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$1,376,176
Death	—	—	$17,570	—	—	—	—
Disability*	$185,712	—	$17,570	$786	$2,159	—	—

Ralph E. Hardy (c)
Without Cause or For Good Reason or Expiration of Agreement	$286,642	—	$17,570	$604	$1,660	$6,600	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$751,015
Death	—	—	$17,570	—	—	—	—
Disability*	$143,321	—	$17,570	$604	$1,660	—	—

Earl B. Weihe (c)
Without Cause or For Good Reason or Expiration of Agreement	$255,000	—	$5,549	$540	$1,485	$6,269	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$635,684
Death	—	—	$5,549	—	—	—	—
Disability*	$127,500	—	$5,549	$540	$1,485	—	—

*	net of amounts offset by disability insurance payments
(1)

If the employment of the named executive officer is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his agreement is not renewed on substantially equal terms, he will be entitled to severance for a specified period and any annual bonuses awarded but not yet paid. If the named executive officer’s employment terminates due to his death, his beneficiaries will receive his base salary paid through the end of the month of his death. Except for Mr. Hall, if the named executive officer terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to his base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.
(a)	If the employment of Mr. Hall is terminated by NCM, Inc., for reasons other than permanent disability, death or cause, he will be entitled to severance equal to two times his base salary. If Mr. Hall resigns from NCM, Inc. with good reason, as defined in the agreement, he will be entitled to severance equal to three times his base salary. If, within three months before or one year after a change of control, as defined in the agreement, Mr. Hall resigns for good reason or his employment is terminated for reasons other than permanent disability, death or cause, he would be entitled to severance equal to four and one half times his base salary. If Mr. Hall terminates employment for any reason, other than cause, he or his beneficiaries will receive his actual bonus for the year prorated by the number of days until his termination to be paid at the same time bonuses are paid to other executives. Amounts are based on Mr. Hall’s base salary in effect on January 11, 2012.
(b)	Mr. Marks will be entitled to severance equal to the greater of (1) his base salary paid over the remaining existing term of the contract and a bonus equal to the last bonus paid per month applied against the remaining contract period or (2) one year of base salary plus 100% of the bonus amount paid for the last full year of employment. The cash severance amount is based on Mr. Marks’ base salary in effect on January 11, 2012 and the bonus amount is based on the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” for 2011.
(c)	Messrs. Ferrera, Hardy and Weihe’s severance represent base salary paid over 12 months based on their base salary in effect on January 11, 2012.
(2)	Except for Mr. Hall, if the employment of a named executive officer is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, the named executive officer is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each named executive officer with respect to all employee benefit plans or programs that such named executive officer was participating in on the date of his termination of employment, for a specified period. If Mr. Hall’s employment is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, he will be entitled to payments equal to the amount of company contributions and payments under any medical, health and life insurance plans per month for the preceding calendar year, for a specified period. If the named executive officer terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA and life insurance coverage.
(a)	Amounts for Mr. Hall represent a 24-month period, except if within three months before or one year after a change of control, as defined in the agreement, then he is entitled to 30-months of continued benefits.
(b)	Amounts for Mr. Marks represent estimates until the date he receives equivalent coverage but not longer than the period for which his base salary is paid after termination.
(c)	Amounts for Messrs. Ferrera, Hardy and Weihe represent a 12-month period.
(3)	Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the named executive officer’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the named executive officer for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Amounts are based on the closing stock price, $12.03 per share, on December 29, 2011.

Employment Agreements

On February 13, 2007, NCM, Inc. and NCM LLC entered into multi-year employment agreements with each of our named executive officers as described further below, except for Mr. Weihe. The agreements were amended effective as of January 1, 2009 in order to comply with the requirements of Section 409A and Section 162(m) of the Internal Revenue Code of 1986. We entered into an employment agreement with Mr. Weihe on August 24, 2011. The Compensation Committee believes these employment agreements are consistent with the industry standard in our industry for top executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.

Kurt C. Hall

Mr. Hall’s employment agreement, which initially had a two-year term beginning February 13, 2007, provides that he will serve as President, Chief Executive Officer and Chairman of the Board of NCM, Inc. On each May 24, beginning in 2007, one year is added to the term of the agreement. The agreement initially provided that Mr. Hall be paid an initial base salary at the rate of $700,000 per year, subject to annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed to be relevant by the Compensation Committee. The Compensation Committee increased Mr. Hall’s base salary to $721,000, $735,420, $750,128 and to $765,131 effective January 2008, January 2010, January 2011 and January 2012, respectively. In addition to base salary, Mr. Hall is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Mr. Hall will also be reimbursed for reasonable out-of-pocket business expenses. Under the agreement, during his employment and for 12 months thereafter, Mr. Hall, subject to certain limitations, has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries or solicit anyone who was employed by these entities. Under the agreement, Mr. Hall has also agreed not to divulge or disclose confidential information of NCM, Inc. or its affiliates or subsidiaries except in the business of and for the benefit of NCM, Inc., or as required by law.

Clifford E. Marks

Mr. Marks’ employment agreement, which initially had a two-year term beginning February 13, 2007, provides that he will serve as the President of Sales. On September 30 of each year, beginning in 2008, the term is automatically extended by one year. Under the agreement, Mr. Marks is paid a base salary, which was initially at the rate of $675,000 per year with increases of not less than 1% annually; however the Company and Mr. Marks agreed that his base salary would not be increased for fiscal 2009. The Compensation Committee increased Mr. Marks’ base salary to $695,250, $709,155, $723,338 and to $737,805 effective January 2008, January 2010, January 2011 and January 2012, respectively. The Compensation Committee will review Mr. Marks’ salary at least annually and may increase (but not reduce) the base salary in its sole discretion. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. The Compensation Committee will review Mr. Marks’ bonus structure and may adjust the bonus structure in its sole discretion based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Marks has agreed not to compete with NCM, Inc., its affiliates or subsidiaries, or solicit anyone who is an employee, officer or agent of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Gary W. Ferrera

Mr. Ferrera’s employment agreement, which initially had a one-year term beginning February 13, 2007, provides that he will serve as Executive Vice President and Chief Financial Officer of NCM, Inc. On each April 1, beginning in 2007, one year is added to the termination date. The agreement initially provided that Mr. Ferrera be paid an initial base salary of $325,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Ferrera’s base salary to $350,000, $357,000, $364,140 and to $371,423 effective January 2008, January 2010, January 2011 and January 2012, respectively. In addition to base salary, Mr. Ferrera is eligible to receive an annual bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Ferrera has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ferrera has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement initially provided that Mr. Hardy be paid an initial base salary at the rate of $221,728 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Hardy’s base salary to $228,380, $262,637, $281,022 and to $286,642 effective January 2008, January 2010, January 2011 and January 2012, respectively. In addition to base salary, Mr. Hardy is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Earl B. Weihe

Mr. Weihe’s employment agreement, effective August 24, 2011, provides that he will serve as the Executive Vice President and Chief Operations Officer of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement initially provided that Mr. Weihe be paid an initial base salary at the rate of $250,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Weihe’s base salary to $255,000 effective January 2012. In addition to base salary, Mr. Weihe is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Weihe has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Weihe has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

DIRECTOR COMPENSATION

Non-Employee Directors

For our 2011 fiscal year, our directors who were not our employees or employees of our founding members (“independent directors”) received an annual cash retainer of $42,309, plus $1,650 for each meeting of the board of directors they attended. In addition, our independent directors received a restricted stock unit grant of 5,446 shares on January 13, 2011 at $18.37 per share. The restricted stock units are settled in shares of the Company’s common stock. The restricted stock units vested on February 13, 2012 and had a value of $14.00 per share based on the closing price of the Company’s common stock on the vesting date. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting. Annual retainers were paid to the chairperson of each committee of the board of directors as follows: $11,000 for the Audit Committee chairperson; $5,500 for each of the Compensation Committee chairperson and the Nominating and Governance Committee chairperson and $5,500 for the lead director retainer fee. Audit Committee members also receive $1,650 for each Audit Committee meeting they attend, and Compensation Committee and Nominating and Governance Committee

members receive $1,100 for each meeting of those committees they attend. In addition, members of the Fathom special committee received $1,100 for each meeting they attended. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

In January 2012, the Nominating and Governance Committee considered compensation for 2012 for non-employee directors and recommended a 2% increase for all compensation. In addition, non-employee directors received a grant of 7,610 restricted stock units at $13.14 per share. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units are scheduled to vest on February 12, 2013, subject to continuous service. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence A. Goodman	$97,859	$100,043	$4,575	$202,477
David R. Haas	$105,559	$100,043	$4,575	$210,177
James R. Holland, Jr.	$74,209	$100,043	$4,575	$178,827
Stephen L. Lanning	$73,659	$100,043	$4,575	$178,277
Edward H. Meyer	$62,109	$100,043	$4,575	$166,727
Scott N. Schneider	$87,959	$100,043	$4,575	$192,577

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2011 Director Compensation Table above.

Name	Annual Retainer	Committee Chair Fees	Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$42,309	$5,500	$50,050	$97,859
David R. Haas	$42,309	$11,000	$52,250	$105,559
James R. Holland, Jr.	$42,309	$5,500	$26,400	$74,209
Stephen L. Lanning	$42,309	$5,500	$25,850	$73,659
Edward H. Meyer	$42,309	—	$19,800	$62,109
Scott N. Schneider	$42,309	—	$45,650	$87,959

(2)	The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. The grant date fair value of the awards was $18.37 per share, the closing price of our common stock on January 13, 2011, the date of grant.
(3)	During 2011, NCM, Inc. accrued per share dividends of $0.20 on March 24, 2011 and June 2, 2011, respectively, and $0.22 on September 1, 2011 and December 1, 2011, respectively. The dividends were paid shortly after the vesting on February 13, 2012.

The restricted stock units are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2011 Director Compensation Table above.

	Fiscal 2011 Grants			Outstanding Equity Awards at December 29, 2011
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards (a)	Number of Shares of Stock that have not vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/13/2011	5,446	$100,043	5,446	$65,515
David R. Haas	1/13/2011	5,446	$100,043	5,446	$65,515
James R. Holland, Jr.	1/13/2011	5,446	$100,043	5,446	$65,515
Stephen L. Lanning	1/13/2011	5,446	$100,043	5,446	$65,515
Edward H. Meyer	1/13/2011	5,446	$100,043	5,446	$65,515
Scott N. Schneider	1/13/2011	5,446	$100,043	5,446	$65,515

(a)	Calculated in accordance with ASC Topic 718 as described in footnote (2) to the Fiscal 2011 Director Compensation Table and based on our closing share price on the grant date of $18.37 per share on January 13, 2011.
(b)	Amounts are based on the closing stock price, $12.03 per share, on December 29, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our IPO in February 2007, NCM LLC was wholly owned by our founding members. In connection with the completion of our IPO, NCM, Inc. purchased from NCM LLC a number of newly issued common membership units, at a price per unit equal to the IPO price per share, less underwriting discounts and commissions and related offering expenses. NCM LLC paid a portion of the proceeds it received from the sale of its units to NCM, Inc. to our founding members in exchange for their agreement to modify payment obligations under their exhibitor services agreement (“ESA”). In connection with the completion of the IPO, the underwriters exercised their over-allotment option to purchase additional shares in full, and we acquired an equivalent number of additional units in NCM LLC promptly after issuing the additional shares pursuant to the over-allotment.

As of December 29, 2011, NCM, Inc. owned approximately 48.7% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 51.3% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.

We entered into several agreements to effect the reorganization and the financing transaction and to define and regulate the relationships among us, NCM LLC and the founding members after the completion of the IPO. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates going forward, other than ordinary course business relationships.

Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

On February 12, 2007, NCM LLC and each of AMC, Cinemark and Regal agreed upon the final terms of the ESAs between NCM LLC and AMC, Cinemark and Regal, respectively. The ESAs, which replace the ESAs previously in effect among NCM LLC, AMC, Cinemark and Regal, were executed by the parties effective February 13, 2007. Certain basic terms of the ESAs are discussed below:

Services Provided. Pursuant to the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members), as well as of meeting events and digital programming events through our Fathom Events business, and the founding members agree to participate in such services. Advertising services include on-screen advertising and the FirstLook pre-show, use of the lobby entertainment network and lobby promotions. Meetings and events involve the hosting of meetings and distribution of digital content through our Fathom Business line and digital programming events through our Fathom Consumer business. The content, promotions, events, meetings and activities that are included within the services provided by NCM LLC are generally referred to herein as the services.

Term and Termination. The ESAs entered into at the completion of the IPO have a term of 30 years for advertising. The terms for Fathom Events businesses are five years with provisions for automatic renewal for a series of additional five-year terms through 2037 if certain financial performance conditions during each five-year term are met by our Fathom Business or Fathom Consumer businesses, as applicable. If such financial performance conditions are not met, the founding member may elect to extend the term relating to meetings or digital programming, as applicable so long as the Fathom Business and Fathom Consumer businesses are profitable (as defined). If the Fathom Business and Fathom Consumer businesses are not profitable (as defined) either the founding members or NCM LLC may elect not to extend the term relating to those businesses. Beginning one year prior to the end of the 30-year term of the ESAs, NCM LLC will have a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

The financial test for the Fathom Business division for the period ending December 29, 2011 was not met and certain of the rights and obligations associated with that part of the Fathom business are being transferred back to the founding member circuits. The financial performance conditions for the Fathom Consumer entertainment programming part of the Fathom business were met and thus our rights have been extended for a second five-year term through the end of fiscal 2016.

Either party may terminate the agreement upon:

•	a material breach of the ESA by the other party after notice and a cure period;

•	a government, regulatory or judicial injunction, order or decree; or

•

bankruptcy, insolvency or dissolution of the other party, appointment of a receiver or trustee for the other party who is not dismissed within 60 days or cessation of business or inability to pay debts.

Theatres. The founding members are required to make all of their theatres available for the services, including theatres that are newly acquired or built during the term of the ESA, but excluding draft house and art house theatres (attendance at which shall not exceed 4% of the attendance at the founding member’s participating theatres for the preceding year) and screens exhibiting IMAX technology. For newly acquired theatres that are subject to contracts with an alternative cinema advertising provider, if the founding member wishes to receive common membership units in NCM LLC (as provided in the Common Unit Adjustment Agreement described below) at the time the theatres are acquired, the ESA provides that the founding member may make certain run out payments until NCM LLC can utilize the theatres for all of its services. Alternatively, the founding member may wait to receive common membership units for the acquired theatres until the contracts with the alternative providers have expired and NCM LLC may provide its services without limitation.

Lobby Entertainment Network. With exceptions for digitized theatres that already have lobby screens for the lobby entertainment network, the founding members are required to have one lobby entertainment network screen in digitized theatres with ten or fewer auditoriums, two lobby entertainment network screens in digitized theatres with eleven to twenty auditoriums and three lobby entertainment network screens in digitized theatres with more than twenty auditoriums.

Inventory. The pre-feature program for digital on-screen advertising is generally 20 to 30 minutes long, and the founding members have agreed to use commercially reasonable efforts to open their auditoriums to customers at least 20 minutes prior to the advertised show time. Lobby entertainment network advertising is displayed in a repeating loop. With respect to lobby promotions, there is an inventory of lobby promotions that are pre-approved by the founding members. Additional lobby promotions may be added to the pre-approved inventory upon consent by NCM LLC and the founding member. For Fathom Events (except Sunday church worship services, which require approval), the ESA also establishes pre-approved periods when such events may be exhibited in applicable theatres, specifically on Monday through Thursday evenings for digital programming events and Monday through Thursday from 6:00 a.m. to 6:00 p.m. for meetings, in both cases except during specified peak holiday periods. Fathom Consumer events may be exhibited and Fathom Business events may be conducted at other times upon consent by NCM LLC and the founding member.

Payments. In consideration for NCM LLC’s access to NCM LLC’s founding members’ theatre attendees for on-screen advertising and use of off-screen locations within the founding members’ theatres for the lobby entertainment network and lobby promotions, the founding members receive a monthly theatre access fee under the ESAs. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will be adjusted for any advertising exhibited by some, but not all, theatres or founding members because of content objections or technical capacity. The payment per theatre patron will increase by 8% every five years with the first such increase taking effect after the end of fiscal 2011 and the payment per digital screen increases annually by 5%, beginning after the end of fiscal 2007. In 2011, the theatre access fee aggregate payments to the founding members totaled $55.4 million. The theatre access fee paid in the aggregate to all founding members cannot be less than 12% of NCM LLC’s aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment. Beginning on October 1, 2010, the theatre access fee paid to the members of NCM LLC included an additional fee for digital cinema systems connected to our advertising network pursuant to an amendment of the ESAs entered into during 2010. These new systems will not only provide higher quality 2D images, they will also expand our capability to provide 3D advertising and 3D live and pre-recorded Fathom events.

In consideration for the exhibition of Fathom Consumer events, the founding members retain 15% of the revenue from ticket sales, net of taxes and refunds and 100% of the concession sales. NCM LLC distributes a total of 15% of the net revenue received from any promotional fee for a Fathom Consumer event to the founding members that participated in such Fathom Consumer event, allocated based upon the number of tickets sold. Revenue from Fathom Business events is shared based on the type of event. On November 5, 2008, NCM LLC and the founding members agreed to an amendment of the ESA that, among other things, provides the founding members with the flexibility to book digital programming directly with major studios and provides NCM LLC a payment of a percentage of the ticket revenue associated with the event, however there were no such events in 2011.

For Fathom Business Meetings with a Movie or Fathom Business Meetings with a Consumer Event, the founding member retains the proceeds of movie ticket sales for a full sale of the auditorium (at adult ticket prices) and NCM LLC retains other fees associated with the meeting. For meetings without a movie, NCM LLC pays the founding member 15% of the rental revenue for the meeting. For church worship services, NCM LLC pays the founding member 50% of the rental revenue for the meeting. In 2011, aggregate payments to the founding members for use of their screens and theatres for our meetings and events business totaled $8.3 million.

NCM LLC pays the cost associated with providing its services to the founding members’ theatres, which includes selling and marketing expenses (including base salaries, commissions and benefits of our advertising sales staff and marketing, public relations and research departments), network operations and maintenance costs (including costs to run our network operations center, satellite bandwidth costs and costs for the maintenance of the network software and hardware), advertising and event costs (including production and other costs associated with non-digital advertising, and direct costs of events) and administrative expenses (including salaries, bonuses and benefits for our administrative staff and occupancy costs). The founding members pay the in-theatre operational costs of exhibiting the services within the theatres (such as electricity), except that any incremental costs (such as third-party security at digital programming events) may be reimbursed by NCM LLC.

Beverage Concessionaire Agreements. Under the ESAs, NCM LLC displays up to 90 seconds of on-screen advertising for beverage concessionaires at the time established in their agreements with the founding members and the founding members are required to pay to NCM LLC an initial beverage agreement advertising rate based on CPM (cost per thousand) impressions for the beverage advertising. During 2011, NCM LLC displayed 60 seconds of on-screen advertising for beverage concessionaires for all founding member exhibitors. As long as the beverage agreement advertising rate does not exceed the highest rate being charged by NCM LLC for on-screen advertising, the rate increases annually at a rate of (a) 8% per year for each of the first two calendar years following our 2007 fiscal year, (b) 6% per year for the next two fiscal years, and (c) for all following years, at an annual percentage equal to the annual increase in the advertising rate charged by NCM LLC to unaffiliated third parties. In 2011, total revenue from the founding members related to the beverage concessionaire agreements totaled $38.0 million.

Equipment. Founding members’ existing digitized theatres have the requisite equipment to participate in the advertising services. Equipment acquisitions are funded by the founding members. For newly acquired and built theatres, as well as theatres converting from the non-digitized to digitized format, in most cases NCM LLC is responsible for procuring the equipment necessary to deliver its services on behalf of the founding members, however the founding members have the option to procure equipment directly. The founding members will pay for (through a reimbursement to NCM or directly) any equipment within the theatre and NCM LLC will pay for the equipment that is not within or attached (satellite dish) to the theatres and for any testing equipment installed within the theatres to maintain NCM LLC’s software. Under the ESAs, the founding members will be responsible for the cost of installation of equipment purchased, but they may elect to have NCM LLC perform the installation, in which case NCM LLC will be reimbursed for installation services. If satellite service is not available and a landline connection is required for delivery of its services, NCM LLC will pay for the costs of the landline connection with respect to delivery of content from NCM LLC to the founding member’s wide area network, and the founding member will pay the costs with respect to delivery of content from its wide area network to its theatres.

Each party owns the equipment for which it pays or for which it reimburses the other party. NCM LLC may request replacement, upgrade or modification of equipment or software in any theatre, provided such request is made to all founding members, and NCM LLC and the founding member will negotiate the terms and cost-sharing of any upgrade requests. Under the ESAs, if no agreement is reached regarding the upgrade request, NCM LLC may elect to pay for the proposed replacements, upgrades or modifications. The parties, pursuant to the ESAs, agree to use commercially reasonable efforts to replace the current digital content network through the integration with any network for delivery of digital cinema services so that NCM LLC’s services can be delivered over any such digital cinema network. As the majority of the cost of the digital cinema deployment will be funded by others, it is not expected to create a significant increase in our capital expenditures and is not expected to have a material adverse impact on our Adjusted OIBDA as increases in our operating costs are expected to be offset by the sales benefits associated with the higher quality projection and ability to display 3D advertising and events. NCM LLC will perform repair and routine maintenance of equipment, unless the founding member elects to assume this responsibility. If NCM LLC is performing repair and routine maintenance, it will bear the cost of repairs (subject to limited restrictions), but not replacement. The founding member will pay the expense of equipment repair or replacement if the expense would constitute a capital expense for NCM LLC or if the expense is payable by the founding member’s insurance provider upon theft or insured damage.

Content Standards. Section 4.03 of each of the ESAs establishes content standards for the services that NCM LLC provides. Specifically, content may not (a) be subject to a Motion Picture Association of America “X” or “NC-17” rating or the equivalent; (b) promote illegal activity; (c) promote the use of tobacco, sexual aids, birth control, firearms, weapons or similar products; (d) promote alcohol, except prior to “R”-rated films in an auditorium; (e) constitute religious advertising, except the time and location for local church services; (f) constitute political advertising or promote gambling; (g) promote competitive theatres, theatre circuits or other entities that compete with the founding member or NCM LLC; (h) violate any of the founding member’s beverage agreements or identified exclusive contractual relationships; or (i) otherwise negatively reflect on the founding member or adversely affect the founding member’s attendance, as determined in the founding member’s reasonable discretion and specified with respect to the geographical locations affected. If certain founding members decline to exhibit an advertisement on the basis of these content standards, while other founding members agree to exhibit it, the revenue from such advertisement is considered “4.03 Revenue.” 4.03 Revenue will increase the theatre access fee paid to the founding members that displayed such advertisement relative to the founding members that did not display such advertisement in all or some of their theatres.

Founding Member Brand. The ESAs provides that NCM LLC, in coordination with each founding member, creates a brand identity for the founding member, presented in interstitial messaging during the FirstLook pre-feature program, including an introduction and close to the program. NCM LLC also includes in the pre-feature show up to two minutes for promotion of the founding member in segments called branded slots, and

NCM LLC includes founding member branding in the policy trailer it produces. The branded slots may include theatre advertising, as described below. The branded slots are provided by NCM LLC to the founding members at no charge and include 45 seconds within 15 minutes of show time, 15 seconds of which is placed within 11 minutes of show time, and the remainder placed at NCM LLC’s discretion. We may move the placement of the branded slots up to one minute further from the advertised movie show time if NCM LLC sells additional advertising units to third parties that will follow the branded slots. After the advertised show time (and after the pre-feature show), the founding members may also exhibit a policy trailer regarding theatre policy and operations. The policy trailer may include promotions of the founding member’s concessions and may display branding of film studios, distributors or production companies. Upon prior written approval of the founding member, NCM LLC may sell advertising for inclusion in the policy trailer. Under the ESAs, NCM LLC provides, at no additional cost to the founding members, creative services to prepare branding material for the founding members, subject to a 1,000 hour annual limit for creative services to each founding member. After this hour limit is reached, the founding member may purchase additional creative services on an hourly basis. For 2011, AMC used 330 hours, Cinemark used 893 hours and Regal used 818 hours of creative services provided by NCM LLC. In addition, AMC paid NCM LLC approximately $35,000 for additional creative services provided in 2011.

Founding Member Strategic Programs. The ESAs allow a founding member to exhibit advertising that is not directly related to theatre operations but is designed to promote the theatres or the movie-going experience to increase attendance or revenue (other than revenue from the sale of advertising) for the founding member (called a founding member strategic program). The founding member, at no cost, may use one minute for every 30 minutes of advertising on the lobby entertainment network and certain lobby promotions for its strategic programs in up to two local or regional promotions per theatre per flight (the approximately four- to five-week period that advertising content runs before being refreshed by NCM LLC) and up to four national promotions per year, provided that only one national promotion is running at any given time. The founding member may purchase an additional minute of lobby entertainment network time, for strategic programs at rate card rates and subject to availability. Any additional strategic advertising on the lobby entertainment network or as part of a lobby promotion must be agreed to by NCM LLC. There was not a significant amount of lobby entertainment network or lobby promotion provided to the founding members during 2011.

Theatre Advertising. The ESAs permit the founding members to use their branded slot time (as described above) within the FirstLook program and the lobby entertainment network and certain lobby promotions to promote various activities associated with operation of the theatres, including concessions, ticketing partners, gift card and loyalty programs, special events presented by the founding member and vendors of non-film related services provided to theatres, so long as such promotions are incidental to the vendor’s service (called theatre advertising). The ESAs also permit the founding members to:

•	purchase additional theatre advertising at an arm’s length basis and subject to availability;

•	include promotion of concessions and display branding of film studios, distributor or production companies in the policy trailer;

•	exhibit theatre advertising and other internal programming, on lobby screens in excess of the lobby entertainment network requirements;

•

promote the grand opening of a theatre with promotions involving local businesses for the period of 14 days before to 14 days after the opening of such theatre, which may include, subject to availability, one on-screen advertisement of 30 seconds in length;

•	place advertising for full-length feature films on special popcorn tubs in circumstances where NCM LLC does not sell such advertising; and

•	allow employee uniform suppliers to advertise on theatre employees’ uniforms.

Non-Competition. The founding members agree not to compete with NCM LLC in the businesses that the ESA authorizes NCM LLC to conduct, unless:

•	the founding member or an affiliate acquires a competing business as an incidental part of an acquisition and disposes of the competing business as soon as practicable;

•	the founding member and any affiliates acquire an aggregate direct or indirect ownership of less than 10% of the voting power of a competitive business; or

•

the founding member enters into an agreement for the acquisition or installation of equipment or the provision of services with a competitor of NCM LLC, if there is no violation of NCM LLC’s exclusive provision of services under the ESA.

Certain Other Provisions. The ESA includes (a) a limited license from NCM LLC to the founding member for use of NCM LLC’s software and marks and (b) a limited license from the founding member to NCM LLC for use of the founding member’s marks. Each party makes standard representations and warranties, such as due formation and authorization to enter into and perform the agreement, and each party agrees to indemnify the other for certain liabilities. If the ESA with one founding member is amended, other founding members have the right to amend their ESAs to match such change pursuant to a most-favored nations provision. Neither party may assign, including by operation of law, its rights or obligations under the ESA, except to certain permitted transferees affiliated with the transferring entity.

Net Payments to Founding Members. In 2011, the net payments to (from) each founding member for theatre access fees, payments for use of their screens and theatres for our meetings and events business and for beverage concessionaire agreements were $7.7 million to AMC, $7.3 million to Cinemark and $10.7 million to Regal, respectively.

NCM LLC Operating Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon final terms of the NCM LLC third amended and restated limited liability company operating agreement. The restated operating agreement was executed by the parties effective February 13, 2007. On March 16, 2009, NCM LLC entered into a First Amendment to the NCM LLC third amended and restated limited liability company operating agreement to redefine the purpose of the Company to permit it to provide advertising at a variety of out-of-home advertising venues in addition to movie theatres. On August 6, 2010, NCM LLC entered into a Second Amendment to the NCM LLC third amended and restated limited liability company operating agreement to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units. Certain basic terms of the restated operating agreement are discussed below.

Appointment as Manager. Under the restated operating agreement, we became a member and the sole manager of NCM LLC. As the sole manager, we control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of NCM LLC and the day-to-day management of NCM LLC’s business. Furthermore, we cannot be removed as manager of NCM LLC.

Except as necessary to avoid being classified as an investment company or with the founding members’ approval, as long as we are the manager of NCM LLC our business will be limited to owning and dealing with units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Founding Member Approval Rights. If any director designee to our board of directors designated by NCM LLC’s founding members pursuant to the Director Designation Agreement described below is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve the following actions of NCM LLC:

•	approving any budget or any amendment or modification of the budget;

•	incurring any indebtedness or entering into or consummating any other financing transaction that is not provided for in the budget;

•

entering into or consummating any agreements or arrangements involving annual payments by NCM LLC (including the fair market value of any barter) in excess of $5 million (subject to annual adjustment based on the Consumer Price Index), except as otherwise provided in the budget, or any material modification of any such agreements or arrangements;

•

entering into or consummating any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $20 million (subject to annual adjustment based on the Consumer Price Index), or any material modification of any such agreements or arrangements;

•

except as contemplated herein, declaring, setting aside or paying any redemption of, dividends on, or the making of any other distributions in respect of, any of its membership units or other equity interests in NCM LLC, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its units, limited liability company interests or capital stock, as the case may be;

•

amending any provision of the restated operating agreement to authorize, or to issue, any additional membership units or classes of units or other equity interests and the designations, preferences and relative, participating or other rights, powers or duties thereof;

•

hiring or terminating the employment of the chief executive officer, chief financial officer, chief technology officer or chief sales and marketing officer of NCM LLC, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee who has a written employment agreement with NCM LLC;

•	changing the purposes of NCM LLC, or the provision by NCM LLC of any services beyond the scope of the services defined in the ESAs, or services outside of the United States or Canada;

•	entering into any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a change of control of NCM LLC or a proposal for such a transaction;

•

leasing (as lessor), licensing (as licensor) or other transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, or (y) to which the revenue or the profits attributable exceed $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of NCM LLC;

•

entering into any agreement with respect to or consummating any acquisition of any business or assets having a fair market value in excess of $10 million (subject to annual adjustment based on the Consumer Price Index) taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

•

settling claims or suits in which NCM LLC is a party for an amount that exceeds the relevant provision in the budget by more than $1 million (subject to annual adjustment based on the Consumer Price Index) or where equitable or injunctive relief is included as part of such settlement;

•

entering into, modifying or terminating any material contract or transaction or series of related transactions (including by way of barter) between (x) NCM LLC or any of its subsidiaries and (y) any member or any affiliate of any member or any person in which any founding member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of NCM LLC;

•

entering into any agreement for NCM LLC to provide to any new member or affiliate of any new member any services similar to those set forth in the ESAs described above, or admitting to NCM LLC any new member;

•

entering into, modifying or terminating any agreement for NCM LLC to provide any services to any person (other than a member or affiliate of a member) that requires capital expenditures or guaranteed payments in excess of $1 million annually (subject to annual adjustment based on the Consumer Price Index);

•

dissolution of NCM LLC; the adoption of a plan of liquidation of NCM LLC; any action by NCM LLC to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to NCM LLC, or seeking to adjudicate NCM LLC as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to NCM LLC, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for NCM LLC, or for all or any material portion of the assets of NCM LLC, or making a general assignment for the benefit of the creditors of NCM LLC;

•	approving any significant tax matters;

•	valuation determinations to be made under the restated operating agreement;

•	amending or changing certain provisions of the restated operating agreement; and

•	any expenditure by NCM LLC to replace, upgrade or modify any equipment or software owned by any of the founding members or their affiliates.

For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units will be counted toward the threshold, but common membership units issued to us in connection with the redemption of common membership units by a founding member will be excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Compensation. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “– Transactions with NCM LLC – Management Services Agreement” below, or as otherwise approved by a vote of the members holding a majority of the outstanding common membership units plus each founding member. We are entitled to reimbursement by NCM LLC for our reasonable out-of-pocket expenses incurred by us on its behalf.

Distributions. The restated operating agreement provides for mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2011, available cash distributions totaled $161.7 million. Of that amount, the portion payable to NCM, Inc., AMC, Cinemark and Regal totaled $78.7 million, $25.3 million, $25.5 million and $32.2 million, respectively.

Transfer Restrictions. The restated operating agreement generally permits transfers of membership units of NCM LLC, subject to limited exceptions. Any transferee of membership units must assume, by operation of law or written agreement, all of the obligations of the transferring member with respect to the transferred units, even if the transferee is not admitted as a member of NCM LLC. In the event of a transfer of membership units by a founding member, the transferee shall not have the rights and powers of a founding member (such as the right to designate directors for nomination), unless the transferee is an entity that is affiliated with the founding member or that is controlled by certain owners of the founding member.

Common Unit Redemption Right. The restated operating agreement provides a redemption right of the members to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted to account for stock splits, recapitalization or similar events), or at our option, a cash payment equal to the market price of one share of our common stock. If we determine to make a cash payment, the member has the option to rescind its redemption request within a specified time period. In the event of a determination to make a cash payment, we are obligated to sell to a third party a number of shares equal to the number of redeemed units, to ensure that the number of NCM LLC common units we own equals the number of our outstanding shares of common stock. Upon the exercise of the redemption right, the redeeming member will surrender common units to NCM LLC for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption.

During the third quarter of 2010, AMC and Regal exercised the redemption right of an aggregate 10,955,471 common membership units, whereby AMC and Regal surrendered 6,655,193 and 4,300,278 common membership units to NCM LLC for cancellation, respectively. The Company contributed an aggregate 10,955,471 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC and Regal to complete the redemptions. Such redemptions took place immediately prior to the closing of the underwritten public offering and the subsequent closing of the overallotment option; in each case the NCM, Inc. common stock was sold at a price to the public of $16.00 per share by AMC and Regal. The Company did not receive any proceeds from the sale of its common stock by AMC and Regal.

Issuance of Units upon Exercise of Options or Vesting of Other Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2011, we acquired 385,128 units due to vesting of restricted stock and exercise of options and contributed $5.5 million to NCM LLC.

Dissolution. The restated operating agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve NCM LLC. In addition to a voluntary dissolution, NCM LLC will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law or the termination of the legal existence of the last remaining member. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

•	first, to pay the expenses of winding up and dissolving NCM LLC and debts and liabilities owed to creditors of NCM LLC, other than members;

•	second, to pay debts and liabilities owed to members; and

•	third, to the members pro rata in accordance with their percentage interests.

Confidentiality. Each member agrees to maintain the confidentiality of NCM LLC’s intellectual property and other confidential information for a period of three years following the earlier of (i) date of dissolution of NCM LLC or (ii) the date such member ceases to be a member. This obligation covers information provided to NCM LLC by the members and their affiliates, and excludes disclosures required by law or judicial process.

Amendment. The restated operating agreement may be amended by a vote of the members holding a majority of the outstanding common membership units plus each founding member. Amendments to specified provisions require the additional consent of us as manager. No amendment that would materially impair the voting power or economic rights of any outstanding common units in relation to any other outstanding class of units may be made without the consent of a majority of the affected units. No amendment that would materially impair the voting power or economic rights of any member in relation to the other members may be made without the consent of the affected member.

Indemnification. The restated operating agreement provides that NCM LLC will indemnify its managers, members and officers against liabilities that arise in connection with the business of NCM LLC and any activities of any managers, members and officers involving actions taken on behalf of NCM LLC, provided that the indemnification will not apply to acts of gross negligence or willful misconduct or a breach of any agreement between the indemnitee and NCM LLC.

Business Opportunities. The restated operating agreement also provides that, except as provided in the ESAs and as otherwise provided in the restated operating agreement, each member and its affiliates may have other business interests and may engage in any other businesses of any kind, including businesses that compete with our business and purpose.

Common Unit Adjustment Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of a common unit adjustment agreement. The common unit adjustment agreement was executed by the parties effective February 13, 2007.

The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members, based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the founding member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires and the theatre is added to NCM’s network. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

The adjustment of membership units pursuant to the common unit adjustment agreement is to be conducted annually, except that an earlier adjustment will occur for a founding member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent adjustment, will cause a change of two percent or more in the total annual attendance of all founding members. The adjustment is generally calculated by multiplying a founding member’s change in annual attendance from any acquisitions and dispositions during the relevant period by NCM LLC’s enterprise value per attendee (as defined in the common unit adjustment agreement), and dividing this product by the sixty-day volume-weighted share price of our common stock. The changes in annual attendance will be calculated based on attendance at the relevant theatres during the prior twelve fiscal months; however, if an acquired theatre has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theatre, with a subsequent adjustment made for any difference between 75% of the projected attendance and the actual attendance during the first twelve months of operation. Additionally, in the calculations for adjustment upon acquisition or disposition, only one-half of the attendance will be counted for theatres that are not digitized. If an acquired theatre that is not digitized is subsequently converted to a digitized theatre, the founding member will then be credited with half of that theatre’s attendance.

On March 31, 2011, AMC surrendered 1,479,638 common membership units and NCM LLC issued 549,417 common membership units to Cinemark, and 607,470 common membership units to Regal for the 2010 fiscal year common unit agreement adjustment. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units.

Theatre and attendance information is being provided to us by our founding members and we expect the calculation for our 2011 fiscal year common unit adjustment to be completed pursuant to the provisions in the common unit adjustment agreement in the first quarter of 2012.

On April 30, 2008, pursuant to the provisions of the common unit adjustment agreement, NCM LLC issued 2,913,754 common membership units to Regal in connection with the closing of its acquisition of Consolidated Theatres, as the acquisition resulted in an extraordinary attendance increase as defined in the common unit adjustment agreement. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units. The number of units issued assumed that NCM LLC would have immediate access to the Consolidated Theatres for sales of advertising. However, Consolidated Theatres had a pre-existing advertising agreement with another cinema advertising provider. Accordingly, pursuant to terms of the ESA, Regal paid to NCM LLC through the second quarter of 2011 the amount calculated per the common unit adjustment agreement to reflect the net amount of cash that NCM LLC would have generated if NCM LLC was able to sell on-screen advertising in the Consolidated theatres on an exclusive basis. Regal made integration payments totaling $0.7 million to NCM LLC in 2011.

Tax Receivable Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of the tax receivable agreement. The tax receivable agreement was executed by the parties effective February 13, 2007.

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to our taxable years up to and including the 30th anniversary date of our IPO. The term of the tax receivable agreement will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement will vary depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the tax receivable agreement, we will place any subsequent tax benefit payments that would otherwise be made to the founding members into an interest-bearing escrow account until there is a final determination. We shall have full responsibility for and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refunds and the defense of all tax contests, subject to certain participation and approval rights held by the founding members. If one or more of the founding members was insolvent or bankrupt or otherwise unable to make payment under its repayment obligation, then our financial condition could be materially impaired.

On April 29, 2008, NCM entered into a Second Amendment to Tax Receivable Agreement (“Second Amendment to TRA”). The Second Amendment to TRA provides that NCM, Inc. may at any time and at its option, make one or more estimated payments to each of the Founding Members or ESA Parties in respect of any anticipated payments required under the Tax Receivable Agreement. Any estimated payments made under the terms of the Second Amendment to TRA are subject to adjustment pending a final determination of the actual payments required under the Tax Receivable Agreement.

At December 29, 2011, we recorded a long-term payable to our founding members under the tax sharing agreement of $175.2 million, of which the Company expects to make an additional $1.0 million payment for the 2010 taxable year and $20.6 million for the 2011 taxable year in 2012. In 2011, pursuant to the terms of the tax receivable agreement, we made estimated payments of $6.1 million to AMC, $4.9 million to Cinemark and $7.0 million to Regal, respectively for the 2009 and 2010 taxable years.

Software License Agreement

On February 12, 2007, NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC (“DCIP”), a company jointly owned by the founding members, agreed upon the final terms of the Second Amended and Restated Software License Agreement (the “license agreement”). The license agreement was executed by the parties effective February 13, 2007. Certain basic terms of the license agreement are discussed below:

License to NCM LLC. Pursuant to the license agreement, AMC and RCM grant NCM LLC a perpetual, royalty free license to the technology specified in the license agreement, for use in the United States with respect to the services provided under the ESAs. Subject to certain exceptions, the license to NCM LLC is exclusive with respect to the services provided under the ESAs. NCM LLC may sublicense the object code of the licensed technology to exhibitors of the services (as specified in the ESAs), to the extent necessary for those exhibitors to receive the services. RCM and AMC also grant NCM LLC a perpetual, royalty free license to the source code of the licensed technology for use in the United States. NCM LLC must keep the source code of the technology confidential. The founding members and DCIP each grant to NCM LLC, subject to certain limitations, a perpetual, royalty free license to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs.

License by NCM LLC. NCM LLC grants the founding members, subject to certain limitations, a perpetual, worldwide, royalty free license to any NCM LLC developments that existed at the IPO date based on licensed technology, for the founding members’ purposes outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC also grants DCIP founding members, through a new digital cinema joint venture, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing and future NCM LLC developments that may have digital cinema applications.

Ownership. Subject to certain exceptions, NCM LLC retains ownership of any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, each founding member retains ownership of the licensed technology of that founding member and any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, DCIP retains ownership of its developments based on the licensed technology.

Exhibitor Services Agreement Termination by Founding Members. Under the license agreement, subject to certain exceptions, if an ESA with NCM LLC is terminated, that founding member will continue to have the right to use the licensed technology for the purposes specified in the license agreement, which does not include the right to use any development after the IPO date for the advertising or other services set forth in the ESA provided by NCM LLC.

Non-Competition. Through the term of the license agreement and notwithstanding the termination of any founding member’s ESA:

•

NCM LLC has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by DCIP’s business or activities relating to digital cinema without the prior written consent of DCIP, which DCIP may withhold in its absolute discretion, and

•

DCIP has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by NCM LLC’s business or activities relating to the services defined in the ESAs without the prior written consent of NCM LLC, which NCM LLC may withhold in its absolute discretion.

Director Designation Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon the final terms of the director designation agreement. The director designation agreement was executed by the parties effective February 13, 2007.

Designation Rights. Pursuant to a director designation agreement, so long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, such founding member has the right to designate a total of two nominees to our ten-member board of directors who are voted upon by our stockholders. If, at any time, any founding member owns less than 5% of NCM LLC’s then issued and outstanding common membership units, then such founding member shall cease to have any rights of designation. The remaining directors will be selected for nomination by our nominating and governance committee. For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units are counted toward the threshold, but common membership units issued to NCM, Inc. in connection with the redemption of common membership units by a founding member are excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Independent Directors. The director designation agreement further provides that for so long as any founding member has the right to designate the director designees, at least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of the board are independent directors. An “independent director” under the director designation agreement is a director who qualifies as an “independent director” under the Nasdaq rules.

Company Obligations. We have agreed to use our best efforts to assure that each director designee is included in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management in connection with soliciting proxies for every meeting of our stockholders called with respect to the election of members of the board. We shall not be obligated to cause to be nominated for election to the board or recommend to our stockholders the election of any director designee (i) who fails to submit to us on a timely basis such questionnaires as we may reasonably require of our directors generally and such other information as we may reasonably request in connection with preparation of our filings under securities laws or (ii) if the board of directors or nominating committee determines in good faith, after consultation with outside legal counsel, that such action would result in a breach of the directors’ fiduciary duties or applicable law. In the event such determination is made, the founding members shall be notified and given the opportunity to provide an alternative director designee.

At any time a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any committee thereof, will not vote, fill such vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until such time that (i) such founding member has designated a successor director designee and the board has filled the vacancy and appointed such successor director designee, (ii) such founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) such founding member has specifically waived its rights to designate a successor director designee under the director designation agreement and has consented to the board, or any committee thereof, taking a vote on such enumerated actions prior to the board filling the vacancy with a successor director designee.

At any time that any founding member shall have any rights of designation under the director designation agreement, we will not take any action to change the size of our board from ten.

Assignment; Amendment. The right of each founding member to designate nominees for election to our board of directors is personal and may not be assigned except upon the prior written consent of the other parties to the director designation agreement. No prior written consent shall be required for an assignment by any founding member to an affiliate who acquires common membership units and becomes a party to the director designation agreement. Such assignee’s rights will cease at such time as it ceases to be an affiliate of a founding member. The director designation agreement may not be amended except with the written consent of each of the parties to the agreement.

Registration Rights Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon the final terms of the registration rights agreement. The registration rights agreement was executed by the parties effective February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must use reasonable best efforts to maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

We filed a Form S-3 automatic shelf registration statement covering 56,879,964 shares on August 4, 2011, which was declared effective immediately.

Joint Defense Agreement

AMC and Regal, among others, entered into a joint defense and common interest agreement, dated August 16, 2004, which was supplemented by a joint defense and common interest agreement, dated July 13, 2005, by and among counsel for AMC, Regal and Cinemark. The joint defense agreement sets forth the terms and conditions under which the parties will cooperate and share information in order to advance their shared interests in owning and operating NCM LLC. In connection with the completion of the IPO, counsel for NCM LLC and the founding members executed an amendment to the joint defense agreement, whereby NCM LLC was added as a party, and the IPO was added to the range of transactions covered by the agreement.

Agreements with Founding Members—Sponsorships

During 2011, NCM LLC agreed to various sponsorships for events organized by the founding members and paid Cinemark $25,500 for these events.

Agreements with Founding Members—Services

In 2011, NCM agreed to provide to Cinemark data line fail-over services through our network. NCM received payment of approximately $35,000 from Cinemark for these services, which was consistent with the cost of services had they been provided by a third party. In 2011, NCM paid Regal approximately $44,000 for costs associated with the waste for lobby promotions sold by NCM on concession containers that were unused and thrown away. In 2011, we received an insignificant amount from AMC for administration of internet advertisements. In 2011, AMC, Cinemark and Regal purchased $0.2 million of NCM LLC’s advertising inventory for their own use. In addition, NCM LLC paid $2.1 million to AMC, Cinemark and Regal for the purchases of movie tickets and concession products primarily for marketing to NCM LLC’s advertising clients and marketing resale to Fathom Business customers.

Other Transactions

IdeaCast, Inc./RMG Networks, Inc.

In 2007, NCM LLC invested a total of $7.0 million of cash in 6% convertible preferred stock of IdeaCast, Inc. (“IdeaCast”), a provider of advertising to fitness centers and health clubs throughout the United States, and certain other out-of-home advertising networks including airlines and theme parks. On June 29, 2009, NCM LLC transferred its ownership interest to RMG Networks, Inc. (“RMG”), a digital advertising company, in exchange for approximately 24% of the equity (excluding out-of-the-money warrants) of RMG on a fully diluted basis through a combination of convertible preferred stock, common stock and common stock warrants. Mr. Hall, our President, Chief Executive Officer and Chairman, served on the board of directors of IdeaCast, Inc. and on its compensation committee from 2007 until 2009. In 2009, upon the restructuring of IdeaCast, Inc. and the merger of certain assets into RMG Networks, Inc., Mr. Hall joined the board of directors of RMG Networks, Inc. and serves as a member of its compensation committee. During the first quarter of 2010, RMG sold additional common stock to other third party investors for cash, which reduced the Company’s ownership in RMG to approximately 19% of the issued and outstanding preferred and common stock of RMG (before considering out-of-the-money warrants) at December 29, 2011.

NCM LLC and RMG also entered into a shared services agreement which allows for cross-marketing and certain services to be provided between the companies at rates which will be determined on an arms length basis as well as sublease agreements. The amounts between the companies for 2011 were not significant.

Agreements with The Anschutz Corporation

NCM LLC has an informal agreement with The Anschutz Corporation to use, on occasion, private aircraft owned by The Anschutz Corporation. The private aircraft are used to travel to cities where regularly scheduled flights require significant time or expense or when several NCM employees or directors are travelling together. The aircraft are leased at rates that are at or below per hour market rates.

The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company. The Anschutz Company is the controlling stockholder of Regal Entertainment Group. For the year ended December 29, 2011, the aggregate amount paid to The Anschutz Corporation for use of the aircraft was approximately $75,000.

Agreement with LA Live

During 2009, NCM LLC entered into a digital content agreement and a Fathom agreement with LA Live Cinemas LLC, an affiliate of The Anschutz Corporation, for NCM LLC to provide in-theatre advertising and Fathom Events to LA Live in its theatre complex. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. In 2011, we incurred advertising operating costs of $0.3 million for payments made to LA Live Cinemas LLC under the agreement.

Agreement with AEG Live

NCM LLC has an informal relationship with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to provide music content for exhibition in theatres through NCM’s Fathom business. During 2011, we paid AEG Live approximately $86,000 for the content it provided for a Fathom Consumer event. In addition, we received approximately $109,000 from AEG Live for regional advertising we provided during 2011.

Agreement with Starplex

During 2009, NCM LLC entered into a network affiliate agreement with Starplex Operating L.P. (“Starplex”), which is owned by Lee Roy Mitchell, a director of NCM, Inc. and Chairman and owner of 10.0% of Cinemark as of March 24, 2011, for NCM LLC to provide in-theatre advertising services and Fathom Events to Starplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. In 2011, we incurred advertising operating costs of $2.9 million for payments made to the affiliate under the agreement.

Agreement with ShowPlex Cinemas, Inc.

During 2011, NCM LLC entered into a network affiliate agreement with ShowPlex Cinemas, Inc. (“ShowPlex”), for NCM LLC to provide in-theatre advertising services and Fathom Events to ShowPlex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. ShowPlex is affiliated with Hunt Capital Group LLC, of which James R. Holland, Jr., an independent director, is President and Chief Executive Officer. In 2011, we incurred advertising operating costs of $0.2 million for payments made to the affiliate under the agreement.

Agreement with Digital Cinema Integration Partners

On August 2, 2010, NCM LLC entered into an agreement with Digital Cinema Integration Partners (“DCIP”), a joint venture owned by the founding members. This agreement provides for the payment of a fee to DCIP whenever the digital cinema equipment is used to exhibit a Fathom event. Such fee per event showing during non-prime times (as defined in the agreements) and showing during prime times is a standard fee that is charged to all alternative content owners (including the major studios) who display their programming on the digital cinema projectors. During 2011, we paid DCIP approximately $506,000 under this agreement.

Transactions with NCM LLC

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement pursuant to which we have agreed to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan. NCM LLC indemnifies us for any losses arising from our performance under the management services agreement, except that we indemnify NCM LLC for any losses caused by our willful misconduct or gross negligence. Pursuant to this agreement, NCM LLC paid us approximately $13.7 million during the year ended December 29, 2011.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee with any related party transactions below $500,000 disclosed to our Audit Committee, which is comprised of independent members of our board of directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes the audit committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Nominating and Governance Committee; and

(3)	any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)	a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM, Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)	the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM, Inc. or NCM, LLC, as applicable, as determined by NCM, Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of the Audit Committee, the entering into of such transaction or series of transactions by NCM, Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to the Audit Committee on a periodic basis.

CORPORATE CODE OF CONDUCT

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary. The Corporate Code of Conduct is also available on our website at NCM.com at the Investor Relation link. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at NCM.com. We have established a confidential hotline and website to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 29, 2011 with the exception of the failure to timely file a Form 4 for American Multi-Cinema, Inc. for common membership units issued on March 17, 2011. The form was subsequently filed with the SEC.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or by telephone at (303) 792-3600 or (800) 828-2828. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2013 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 20, 2012. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2013 annual meeting by January 31, 2013, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the Annual Meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Ralph E. Hardy

Executive Vice President, General Counsel and

Secretary

Centennial, Colorado

March 20, 2012

APPENDIX A

National CineMedia, Inc. (“NCM”)

2012 Performance Bonus Plan (the “Plan”)

Objective:

The purpose of the 2012 NCM Performance Bonus Plan is to create a financial incentive for executives of NCM to: meet or exceed certain key internal financial performance metric targets (Budgets) of NCM, including annual adjusted OIBDA(1) and advertising sales budgets(2).

Program Structure:

Eligibility

All NCM employees who are employed by NCM during 2012 and, generally, as of the date of the annual Performance Bonus payment, will be eligible to participate in the Plan (“Eligible Employee”). For purposes of clarity, no employee will be eligible for a Performance Bonus if they are not employed by NCM on the date the Performance Bonus payments are made unless otherwise approved by NCM’s Compensation Committee. The annual Performance Bonus payment, if any, will be made as soon as practical after the annual audit is completed by NCM’s external auditors. Notwithstanding the foregoing, payment of the Performance Bonus (as defined below) to those Eligible Employees who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will only be made upon certification by NCM’s Compensation Committee in writing that the performance goals and any other material terms of the Performance Bonus were in fact satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the NCM Compensation Committee waives the requirement that an Eligible Employee must be employed on the date of payment of the Performance Bonus, the payment shall occur no later than the 15th day of the third month following the later of: (i) the end of NCM’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A

(a) Delay in Payment. Notwithstanding anything contained in this Plan or a Performance Bonus award to the contrary, if the Eligible Employee is deemed by NCM at the time of the Eligible Employee’s “separation from service” with NCM and its related entities to be a “specified employee,” any “nonqualified deferred compensation” to which the Eligible Employee is entitled under the Plan in connection with his or her separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid until the date that is the first business day following the six month period after the Eligible Employee’s separation from service (or if earlier, his or her death). Such delay in payment shall only be affected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Eligible Employee under Section 409A of the Code. Any Performance Bonus award which would have otherwise been paid during the delay period in the absence of this provision shall be paid to the Eligible Employee (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b) Key Definitions. For purposes of this Plan, the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(1)	Operating Income before Depreciation and Amortization, as adjusted for the add back of our non-cash share-based compensation costs and for actual results, the add back of any make-good liability balance at fiscal year-end, and for other unusual or non-recurring items at the discretion of NCM’s Compensation Committee.
(2)	As adjusted for the exclusion of certain advertising revenues generated through provision in the ESAs relating to beverage concessionaire agreement and the exclusion of additional advertising revenues generated through agreements with the founding members and revenues generated through barter arrangements, and for actual results, the add back of any make-good liability balance at fiscal year-end.

(c) Amendments. Notwithstanding anything in the Plan to the contrary, this Plan and Performance Bonus awards granted under this Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, in the exercise of its sole discretion and without the consent of the Eligible Employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM shall not be required to assume any increased economic burden. No action taken by NCM with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect an Eligible Employee’s rights with respect to a Performance Bonus award or to require the consent of such Eligible Employee. NCM reserves the right to make additional changes to the Plan and Performance Bonus awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

Performance Bonus Calculation

Each Eligible Employee will have a Performance Bonus Potential based on a specified percentage of their annual base compensation at the end of the year for which a Performance Bonus is being paid. In the case of an Eligible Employee hired during the fiscal year, the amount of any bonus award will be prorated for the length of time the Eligible Employee is employed during the fiscal year. As set forth below, this Performance Bonus Potential will vary depending on the Eligible Employee’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon NCM OIBDA, as adjusted, or NCM advertising sales as adjusted performance versus budget. After the amount of the Performance Bonus for each Eligible Employee has been determined by the Compensation Committee based upon the measures set forth below, the NCM Compensation Committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each Eligible Employee, reduce the amount of the preliminary Performance Bonus amount by up to 25% of the amount calculated in accordance with the objective financial criteria set forth below. The amount of reduction in any Eligible Employee’s Performance Bonus in accordance with the discretion of the NCM Compensation Committee shall not affect the amount of Performance Bonus payable to any other Eligible Employee under the Plan. The Performance Bonus targets and measurements for Eligible Employees subject to the requirements of Section 162(m) of the Code shall be established by the NCM Compensation Committee no later than the ninetieth day of fiscal 2012.

In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during 2012, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the Performance Bonus but the establishment of such a separate plan shall not affect the computation of the amount of Performance Bonus payable under this Plan.

In cases where the calculation of the Performance Bonus is based upon a range of financial performance, the amount of Performance Bonus shall be the same percentage of the range of base salary bonus as the financial performance target represents of the range of financial measures. For example, if the actual financial performance for 2012 represents financial performance half way between the two ranges of financial performance, the Performance Bonus amount will be the midpoint between the two percentages of base salary represented by the financial performance metric.

Stretch Bonus

In addition to the Performance Bonus discussed above, all Eligible Employees will be eligible for a “Stretch Bonus”. The Stretch Bonus will be considered by the Compensation Committee if NCM exceeds its OIBDA Budget as adjusted and it will be incremental to the Performance Bonus discussed above. The amount of Stretch Bonus will be equal to the following: (i) the Eligible Employee’s Performance Bonus paid, times (ii) 50%, times (iii) the percentage that actual OIBDA as adjusted is in excess of OIBDA Budget as adjusted (capped at 10%) divided by 10% as follows: For example if the Bonus Potential was $100,000, OIBDA Budget as adjusted was

$150 million, actual results were $155 million, the Stretch Bonus would be approximately $16,500, calculated as follows: ((155-150)/150)/10% X 50% X $100,000). Payment of the Stretch Bonus to Eligible Employees who are subject to the limitations of Section 162(m) of the Code shall be subject to the same Compensation Committee certification described above.

Notwithstanding the foregoing, the maximum amount of Performance Bonus plus Stretch Bonus that may be paid to an Eligible Employee subject to the limitations of Section 162(m) of the Code shall not exceed 250% of each such Eligible Employee’s Base Salary as in effect on January 11, 2012.

Payment of the Performance Bonus to Eligible Employees subject to the limitations of Section 162(m) of the Code shall be made only after the material terms of this Plan (as defined in Treasury Regulations under Section 162(m) of the Code) have been disclosed to and subsequently approved by the shareholders of NCM.

Following is a summary for each Eligible Employee’s Performance Bonus Potential % and Financial Goals:

	President and Chief Executive Officer and Chairman	President of Sales	Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel	Executive Vice President and Chief Operations Officer
Performance Bonus Potential	100%	100%	75%	75%	75%

Performance Bonus Measures:
Adjusted OIBDA (1)	100%		100%	100%	75%
Adjusted advertising revenue (2)		100%
Technology and Operations operating and capital expenditures budgets (3)					25%

(1)	The performance bonus potential is based on the percentage of Adjusted OIBDA target achieved as follows:

Percentage of Adjusted OIBDA Target Achieved	% of Base Salary
Performance Bonus
Less than or equal to 80%	0%
Greater than 80% to 100%	>0% to 100%

(2)	The performance bonus potential is based on the percentage of advertising revenue target achieved as follows:

Percentage of Advertising Revenue Target Achieved	% of Base Salary
Performance Bonus
Less than 80%	0%
Greater than or equal to 80% to 90%	50% to 70%
Greater than 90% to 100%	>70% to 100%

Any actual expenditures in excess of the general and administrative, marketing and research expense budgets on an aggregate basis will be deducted from the actual adjusted advertising revenue for purposes of the comparison to the advertising revenue budgets.

(3)	No performance bonus will be payable if the actual annual operating expenditures and capital expenditures, including any capitalized overhead, on an aggregate basis exceeds 100% of budget.

The Plan was adopted by the Compensation Committee on January 11, 2012.

NATIONAL cinemedia

IMPORTANT ANNUAL MEETING INFORMATION

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B Non-Voting Items

Change of Address — Please print new address below.

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Electronic Voting Instructions

You Available can vote 24 hours by Internet a day, or 7 days telephone! a week!

methods Instead of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 1, or 2012. telephone must be received by

Vote by Internet

Go to www.envisionreports.com/NCMI

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4.

1. Election of Directors

For Withhold For Withhold For Withhold

01 - David R Haas

02 - James R. Holland, Jr.

03 - Stephen L. Lanning

04 - Edward H. Meyer

For Against Abstain

For Against Abstain

2. Proposal to approve the National CineMedia, Inc. 2012

3. Advisory approval of the Company’s executive

Performance Bonus Plan. compensation.

4. Proposal to ratify the appointment of Deloitte & Touche LLP

5. In their discretion, the named proxies are authorized to vote upon as independent auditors for National CineMedia, Inc. for the such other matters as may properly come before the meeting.

fiscal year ending December 27, 2012.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below please Please give sign full exactly title as as such your.name If a corporation, appears on please your stock sign in certificates full corporate . When name joint by tenants President hold or shares, other authorized both should officer sign . .If When a partnership, signing as please attorney, sign executor, in partnership administrator, name by trustee, authorized or guardian, person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — National CineMedia, Inc. This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the Annual Meeting of Stockholders to be held on May 1, 2012. The undersigned appoints Gary W. Ferrera and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 1, 2012, and at any adjournment or postponement thereof as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR the election of each of the nominees for director listed herein and FOR each of Proposals 2 through 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF PROPOSALS 2 THROUGH 4. This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged. (Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — National CineMedia, Inc.

This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the Annual Meeting of Stockholders to be held on May 1, 2012.

The undersigned appoints Gary W. Ferrera and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 1, 2012, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR the election of each of the nominees for director listed herein and FOR each of Proposals 2 through 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF PROPOSALS 2 THROUGH 4.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged. (Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)